File Number 333-186212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1/A
(Amendment No. 1)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PURAMED BIOSCIENCE INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52771	20-5510104
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1326 Schofield Avenue
Schofield, WI 54476
(715) 359-6373
(Address and telephone number of
registrant’s principal executive offices)

PuraMed Bioscience Inc.
Attn: Russell W. Mitchell, CEO
1326 Schofield Avenue
Schofield, WI 54476
Tel.: (715) 359-6373
 (Name, address and telephone number of agent for service)

Copies of communications to:

Lucosky Brookman LLP
Attn: Joseph M. Lucosky, Esq.
33 Wood Avenue South, 6th Floor
Iselin, NJ 08830
Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, $0.001 par value per share, issuable pursuant to the Equity Agreement	7,000,000	$0.0855	(2)	$598,500	$81.64

(1) We are registering 7,000,000 shares of our common stock (the “Shares”) that we will put to TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA” of the “Selling Security Holder”), pursuant to a committed equity facility agreement (the “Equity Agreement”) between TCA and the registrant entered into on July 11, 2012.  In the event of stock splits, stock dividends, or similar transactions involving the registrant’s common stock, the number of shares of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that adjustment provisions of the Equity Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2) This offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of common stock of the Company as reported on the OTC Markets OTCBB (the “OTCBB”) on February 7, 2013.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2013

PURAMED BIOSCIENCE INC.

7,000,000 Shares of Common Stock

This prospectus relates to the resale of 7,000,000 Shares that we will put to TCA pursuant to the Equity Agreement.  The Equity Agreement with TCA provides that, for a period of twenty-four (24) months commencing on the effective date of the registration statement, TCA is committed to purchase up to $2,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Agreement.

TCA is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Equity Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. TCA will pay us ninety-five percent (95%) of the lowest daily volume weighted average price of the Company’s common stock for the five (5) consecutive trading days after the Company delivers to TCA an advance notice in writing requiring TCA to advance funds (an “Advance”) to the Company, subject to the terms of the Equity Agreement.

We will not receive any proceeds from the sale of these Shares offered by the Selling Security Holder.  However, we will receive proceeds from the sale of our Shares under the Equity Agreement.  The proceeds will be used for working capital or general corporate purposes.  We will bear all costs associated with this registration.

Our common stock is currently quoted on the OTCBB under the symbol “PMBS.”  The Shares registered hereunder will be offered for sale by TCA at prices established on the OTCBB during the term of this offering.  On February 7, 2013, the closing price as reported on the OTCBB was $0.09 per share. These prices will fluctuate based on the demand for our common stock.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 11.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2013

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. References to the “Company,” “we,” “us,” “our” and similar words refer to PuraMed Bioscience Inc.

PURAMED BIOSCIENCE INC.

Background

PuraMed BioScience, Inc. (“PuraMed” or the “Company”) was incorporated in Minnesota on May 9, 2006 as a wholly-owned subsidiary of Wind Energy America, Inc. (formerly “Dotronix, Inc.”) for the purpose of engaging in the business of developing and marketing non-prescription over-the-counter healthcare products to remedy various ailments.

In late 2006, PuraMed’s former parent company decided to spin off its PuraMed subsidiary and related healthcare products business. Accordingly, on April 12, 2007, Wind Energy America, Inc. affected a spin-off of PuraMed to shareholders of Wind Energy America, Inc. on a pro rata dividend basis of one common share of PuraMed for each five common shares of Wind Energy America, Inc. Since the April 12, 2007 effective date of the spin-off, PuraMed and Wind Energy America, Inc. have operated separately, with their respective managements, businesses, assets and capital structures being completely independent from each other.

Detailed information regarding this spin-off of PuraMed from Wind Energy America, Inc. (formerly Dotronix, Inc.) is contained in a Form 8-K and exhibit thereto which were filed with the SEC on April 10, 2007, and can be readily accessed at the SEC website www.sec.gov.

Overview of Business

The Company is engaged in the business of developing and marketing a line of non-prescription medicinal or healthcare products to be marketed through various retail channels under the LipiGesic® brand and trademark. In an effort to add continuity to all of PuraMed’s products, the Company trademarked the brand name LipiGesic®. The Company has recently completed all product development and design packaging for our initial three products, LipiGesic® M (Migraine), LipiGesic® H (Tension Headache) and LipiGesic® PM (Insomnia).

The Company entered the Over-The-Counter (OTC) healthcare products marketplace in December 2009, by employing “direct to consumer” marketing for our migraine remedy via television commercials and print articles. The Company is currently undergoing substantial activities to gain broad retail distribution through mainstream drug store chains, mass merchandisers, and food chains.

The Company has gained a retail presence in two of the top national chain drug stores, Walgreens and CVS. The number of stores now stocking our LipiGesic® M migraine product is approaching 15,000 stores. The Company is also in negotiations with several additional large retailers to stock our LipiGesic® M, migraine product.

PuraMed is now implementing our marketing campaign utilizing our successful clinical study. The Company is executing our marketing campaign utilizing our clinical trials to overcome consumer and retailer skepticism and provide third party validation of our migraine products efficacy. In addition, the Company has begun a second clinical study that focuses specifically on children and adolescents. The Company’s overall marketing efforts will have a strong consumer emphasis including a social marketing campaign, medical community detailing and sampling, continuing medical education (CME) program for doctors and pharmacists, medical conference participation and celebrity endorsements.

The Company also intends to continue to develop and grow our intellectual property portfolio, which is expected to substantially enhance shareholder value. Our scientific team has gained significant and exciting evidence from our initial research and management, which we expect will assist us in the development of a new generation of botanically derived anti-inflammatory and pain management products with broad applications.

Our common stock is quoted on the OTCBB under the symbol “PMBS.” On February 7, 2013, the closing price of our common stock was $0.09 per share.

Our executive offices are located at 1326 Schofield Avenue, Schofield, WI 54476, and our telephone number at such office is (715) 359-6373.

Recent Developments

None

About This Offering

This offering relates to the resale of up to 7,000,000 shares of our common stock, which are the Shares that we will put to TCA pursuant to the Equity Agreement.  The 7,000,000 shares included in this prospectus represent a portion of the aggregate shares issuable to the Selling Security Holder under the Equity Agreement. Pursuant to the Equity Agreement:

●
TCA agreed to purchase from the Company, from time to time, in the Company’s discretion (subject to the conditions set forth therein), for a period of twenty-four (24) months, commencing on the effective date of the registration statement filed by the Company for resale of the Shares issuable under the Purchase Agreement, up to $2,000,000 of the Company’s common stock;

●
Pursuant to a registration rights agreement between the Company and TCA entered into in connection with the Equity Agreement, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for the resale of not less than the maximum number of shares of common stock allowable pursuant to Rule 415 under the Securities Act, of shares of common stock issuable under the Equity Agreement;

●
The purchase price for the shares of common stock sold under the Equity Agreement will be equal to ninety-five percent (95%) of the lowest daily volume weighted average price of the Company’s common stock for the five (5) consecutive trading days (the “Pricing Period”) after the Company delivers to TCA an Advance notice in writing (the “Market Price”) requiring TCA to advance funds to the Company, subject to the terms of the Equity Agreement.

●
The maximum amount of common stock that TCA shall be obligated to purchase with respect to any single Advance under the Equity Agreement will be the greater of: (i) an amount calculated by multiplying the Market Price applicable to the relevant Advance notice by 200,000 shares or (ii) two hundred percent (200%) of the average daily volume of shares of common stock traded during the immediately preceding five (5) consecutive trading days applicable to the relevant Advance notice.

●
As further consideration for TCA entering into and structuring the equity facility, the Company shall pay to TCA a fee by issuing to TCA that number of shares of the Company’s common stock that equal a dollar amount of one hundred and fifteen thousand dollars ($115,000) (the “Facility Fee Shares”). It is the intention of the Company and TCA that the value of the Facility Fee Shares shall equal $115,000. In the event the value of the Facility Fee Shares issued to TCA does not equal $115,000 after a ninth month evaluation date, the Equity Agreement provides for an adjustment provision allowing for necessary action to adjust the number of shares issued.  In addition to the Facility Fee Shares, the Company shall pay to TCA a one-time administrative fee of $12,500 and a one-time due diligence fee of $10,000.

We relied on an exemption from the registration requirements of the Securities Act. The transaction does not involve a private offering, TCA is an “accredited investor” and/or qualified institutional buyer and TCA has access to information about the Company and its investment.

At an assumed purchase price under the Purchase Agreement of $0.0855 (equal to 95% of the closing price of our common stock of $0.09 on February7, 2013), we will be able to receive up to $598,500 in gross proceeds, assuming the sale of the entire 7,000,000 Shares being registered hereunder pursuant to the Equity Agreement.  At an assumed purchase price of $0.0855 under the Equity Agreement, we would be required to register approximately 16,392,000 additional shares to obtain the balance of $2,000,000 under the Equity Agreement.  The Company is currently authorized to issue 45,000,000 shares of its common stock.  TCA has agreed, subject to certain exceptions listed in the Equity Agreement, to refrain from holding an amount of shares which would result in TCA or its affiliates from owning more than 4.99% of the then-outstanding shares of the Company’s common stock at any one time.

We will bear the expenses of this offering, which we estimate to be approximately $12,300, including legal expenses of approximately $6,000, accounting expenses of approximately $5,500, and miscellaneous expenses, including printer costs, of approximately $800.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Agreement.  These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

TCA will periodically purchase our common stock under the Equity Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to TCA to raise the same amount of funds, as our stock price declines.  Neither the Equity Agreement nor any rights of the parties under the Equity Agreement may be assigned or delegated to any other person.

Summary of the Shares Offered by the Selling Security Holder

Common Stock Offered by the Selling Security Holder	7,000,000 shares of common stock.

Common Stock Outstanding Before the Offering	31,933,153 as of February 7, 2013

Common Stock Outstanding After the Offering	38,933,153 shares, assuming the sale of all of the shares being registered in this Registration Statement.

Terms of the Offering	The Selling Security Holder will determine when and how it will sell the common stock offered in this prospectus.

Termination of the Offering	Pursuant to the Equity Agreement, this offering will terminate twenty-four (24) months after the registration statement to which this prospectus is made a part is declared effective by the SEC.

Use of Proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holder.  However, we will receive proceeds from the sale of our common stock under the Equity Agreement. The proceeds from the offering will be used for working capital and general corporate purpose, including repayment of amounts owed under the Company’s Promissory Note in favor of TCA in the principal amount of $350,000, effective July 10, 2012 (the “Promissory Note”).  See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 11.

OTCBB Symbol	PMBS

SUMMARY FINANCIAL DATA

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

For the Years Ended June 30,
	2012	2011
Total Revenue	$693,060	$8,593
Loss from operations	$(1,348,675)	$(1,087,094)
Net loss	$(1,721,369)	$(1,488,933)
Net loss per common share (basic and diluted)	$(0.08)	$(0.10)
Weighted average common shares outstanding	21,583,618	15,544,599

For the Three Months Ended September 30,
	2012	2011
Total Revenue	$27,534	$5,256
Loss from operations	$(561,094)	$(239,919)
Net loss	$(780,664)	$(426,179)
Net loss per common share (basic and diluted)	$(0.03)	$(0.02)
Weighted average common shares outstanding	24,886,866	19,827,469

Statement of Financial Position

For the Years Ended June 30,
	2012	2011
Cash and cash equivalents	$562	$93,879
Total assets	$400,465	$403,662
Working Capital	$(1,257,305)	$(663,559)
Long term debt	$-	$312,843
Stockholders’ deficit	$(1,066,259)	$(764,916)

	September 30, 2012	June 30, 2012
Cash and cash equivalents	$33,484	$562
Total assets	$447,272	$400,465
Working Capital	$(1,725,604)	$(1,257,305)
Long term debt	$-	$-
Stockholders’ deficit	$(1,546,472)	$(1,066,259)

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.” If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

BECAUSE OF THE NATURE OF OUR BUSINESS, OUR SECURITIES ARE HIGHLY SPECULATIVE.

Our securities are speculative and involve a high degree of risk.  There is no assurance we will ever generate the revenue necessary to fully support our business operations. Any future profitability achieved from our business will be dependent upon realizing production and sales of our healthcare products in significant commercial quantities, which there is no assurance will ever happen.

WE HAVE A LIMITED OPERATING HISTORY PRIMARILY INVOLVED IN PRODUCT DEVELOPMENT, AND WE HAVE JUST COMMENCED GENERATING COMMERCIAL REVENUES TO DATE.

Through September 30, 2012, we have experienced cumulative losses of $6,567,292 and we expect to continue to incur material losses until we produce and sell our healthcare products in sufficient volume to attain profitability, which there is no assurance will ever happen. Our operations are particularly subject to the many risks and uncertainties inherent in the start-up and early stages of a business enterprise without any commercial operating history. There can be no assurance that our business plan will prove successful.

OUR FAILURE TO APPROPRIATELY RESPOND TO COMPETITIVE CHALLENGES, CHANGING CONSUMER PREFERENCES AND DEMAND FOR NEW PRODUCTS COULD SIGNIFICANTLY HARM OUR CUSTOMER RELATIONSHIPS AND PRODUCT SALES.

Our industry is characterized by intense competition for product offerings and frequent changes in consumer demand. Our failure to accurately predict product trends could negatively impact our products and inventory levels and cause our revenues to decline.

Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

●	deliver products in a timely manner in sufficient volumes;

●	accurately anticipate customer needs and forecast accurately to the manufacturer in a rapidly expanding business;

●	differentiate our product offerings from those of our competitors;

●	competitively price our products; and

●	develop and/or acquire new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance. Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers. Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume. Accordingly, some products fail to gain or maintain sufficient sales volume and as a result have to be discontinued. In a highly competitive marketplace, it may be difficult to have retailers open stock-keeping units (sku’s) for new products.

WE MAY NEED ADDITIONAL CAPITAL, AND RAISING SUCH ADDITIONAL CAPITAL MAY BE DIFFICULT OR IMPOSSIBLE AND WILL LIKELY SIGNIFICANTLY DILUTE EXISTING STOCKHOLDERS.

Existing capital resources may not enable us to maintain current and planned operations for the next 12 months. Our working capital requirements in the foreseeable future are subject to numerous risks and will depend on a variety of factors, in particular, whether we maintain or exceed the level of revenue achieved in fiscal year 2012 and that customers continue to pay on a timely basis. We may need to secure additional financing due to unforeseen or unanticipated market conditions. We may try to raise additional funds through public or private financings, strategic relationships, or other arrangements. Such financing may be difficult to obtain on terms acceptable to us, if at all. If we succeed in raising additional funds through the issuance of equity or convertible securities, then the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities may have rights, preferences, and privileges senior to those of the holders of our common stock. The terms of these securities could impose restrictions on our operations

OUR ABILITY TO GENERATE FUTURE REVENUES WILL DEPEND UPON A NUMBER OF FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

These factors include the rate of acceptance of our healthcare products, competitive pressure in our industry, effectiveness of our marketing structure, adapting to changing customer preferences, and general economic trends. We cannot forecast accurately what our revenues will be in future periods.  Our operations have been limited to designing and developing our products, establishing our initial marketing network, the initial commercializing of our LipiGesic® M migraine product, obtaining suppliers for raw materials and packaging and outsourcing future production of our healthcare products. These past activities only provide a limited basis to assess our ability to succeed in commercializing our healthcare products.

IF OUR PRODUCTS ARE FOUND TO HAVE DEFECTS OR FAIL TO MEET INDUSTRY STANDARDS, WE WILL INCUR SUBSTANTIAL LITIGATION, JUDGMENT, PRODUCT LIABILITY AND PRODUCT RECALL COSTS, WHICH WILL INCREASE OUR LOSSES AND NEGATIVELY AFFECT OUR BRAND NAME REPUTATION AND PRODUCT SALES.

We may be subject to liability for errors that occur with our technologies due to claims of negligence or product malfunction. Although we have product liability insurance, we can still suffer litigation as a result of perceived product malfunctioning, adversely affecting our brand, revenue stream and the Company. Despite the product liability insurance, product liability claims could increase our costs and adversely affect our brand name reputation, revenues and, ultimately, lead to additional losses. In addition, product defects could result in product recalls and warranty claims. A product/drug recall could delay or halt production of our product until we are able to remedy the product defects. The occurrence of any claims, judgments or product recalls will negatively affect our brand name image and product sales, lead to additional costs, and adversely affect our financial condition and results of operation.

WE HAVE LIMITED EXPERIENCE IN PRODUCING HEALTHCARE PRODUCTS.

Our products must be developed and produced to meet high quality standards in a cost-effective manner. Because of our lack of experience in production operations, we may have difficulty in timely producing of our products through outsourced subcontractors and vendors. Any material production delays could frustrate our marketing network and their customers and cause a negative perception of our Company and products. If we are unable to manufacture our products effectively in terms of quality, timing and cost, our ability to generate revenues and profits will be impaired.

WE WILL DEPEND UPON A LIMITED NUMBER OF OUTSIDE SUPPLIERS.

Our heavy reliance upon outside vendors and suppliers for our products involves risk factors such as limited control over prices, timely delivery and quality control. We have no written agreements to ensure continued product supply, and we currently are unable to determine whether our outside suppliers will be able to timely supply us with commercial production needs. Our inability to obtain timely delivery of quality materials, or our loss or interruption of services of our current suppliers, or any material increases in the cost of our components, could result in material production delays and reductions in our shipments to our customers, which could then seriously impair our ability to generate revenues.

WE ARE VERY DEPENDENT UPON OUR DISTRIBUTION NETWORK OF SALES REPRESENTATIVES.

We depend heavily on our independent sales representatives to sell our products and promote our brand. If we fail to maintain our relationships with our sales representatives effectively, our business will seriously be harmed. Our sales representatives are not required to sell our products on an exclusive basis and also are not required to purchase any minimum quantity of PuraMed products. The failure of our marketing network to generate sales of our products and promote our brand effectively would seriously impair our operations.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAKES OUR RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR RESULTS TO FALL SHORT OF EXPECTATIONS.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Each of the following factors may affect our operating results:

●	our ability to deliver products in a timely manner in sufficient volumes;

●	our ability to recognize product trends;

●	our loss of one or more significant customers;

●	the introduction of successful new products by our competitors; and

●	adverse media reports on the use or efficacy of healthcare products.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

THE EFFECTS OF THE RECENT GLOBAL ECONOMIC CRISIS MAY IMPACT OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, or financial condition. For example, if consumer spending continues to decrease, this may result in lower sales.

WE WILL FACE SIGNIFICANT CHALLENGES IN OBTAINING MARKET ACCEPTANCE OF PURAMED PRODUCTS AND ESTABLISHING OUR PURAMED BRAND.

Our commercial success depends primarily on the acceptance of our products by consumers. Virtually all potential consumers of our products are not familiar with their use and have no knowledge of our brand. Consumer acceptance of our products will depend on many factors including price, product effectiveness, product packaging, differentiation from competing products, establishing an effective brand image, and overcoming existing consumer loyalties to other brands.

OUR BUSINESS IS SUBSTANTIALLY DEPENDENT UPON OUR CURRENT EMPLOYEES AND OUR ABILITY TO ATTRACT, RECRUIT AND RETAIN ADDITIONAL KEY EMPLOYEES.

Our future success depends upon the efforts of our current executive officers and other key employees, and the loss of services of one or more of them could impair our growth materially. If we are unable to retain current employees, or hire and retain additional key personnel when needed, our business and operations would be adversely affected substantially. We do not have any “key person” insurance covering any of our employees, and we also do not have any written employment agreements with any employees.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND ANY MATERIAL FAILURE TO PROTECT THESE RIGHTS WOULD BE HARMFUL TO US.

The future growth and success of our business will depend substantially upon our ability to protect our trademarks, trade names, and any future patent right, and to preserve our trade secrets. We hold trademark rights, (including our logo design), for the use of our PuraMed Company name and the LipiGesic® brand, and we have applied for certain patent rights. There is no assurance, however, that any future trademark, patent or other registration will result in a registered and protectable right. Moreover, there is no assurance that competitors or other users of similar rights will not challenge our brands or future patent rights. If one or more challenges against us are successful, we could be forced to discontinue use of our brand or withdraw challenged products, which would then harm us seriously.

Although we expect to obtain additional trademark rights and various patents relating to our healthcare products, we are not relying heavily on any future registered rights we may receive, and we do not expect to receive any significant patent protection. Rather, we will rely mainly upon trade secrets, proprietary know-how, and continuing technological innovation to compete in our market. There is no assurance that our competitors will not independently develop technologies or products equal to or similar to ours, or otherwise obtain access to our trade rights that could prevent, limit or interfere with our ability to produce and market our products. Third parties also could assert infringement claims against us in the future, causing us to incur costly litigation to protect and defend our intellectual property rights. Moreover, if we are adjudged to infringe on any rights of others, we could suffer substantial damages and even discontinue offering our products. Any claim of infringement against us would involve substantial expenditures and divert the time and effort of our management materially.

WE MUST COMPLY WITH MANY GOVERNMENTAL REGULATIONS RELATING TO OUR PRODUCTS

Our business is governed by many federal and state regulations with respect to the production, sale and use of our healthcare products. Our failure to comply with any of these governmental regulations could delay introduction of products, subject us to governmental or judicial sanctions and penalties, and seriously impair our ability to generate revenues and achieve profitability.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The market for our common shares is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

OUR CURRENT MANAGEMENT TEAM OWNS APPROXIMATELY 30% OF OUR OUTSTANDING STOCK AND THUS MOST LIKELY CONTROLS OUR COMPANY AND THEY MAY MAKE MATERIAL DECISIONS WITH WHICH OTHER SHAREHOLDERS DISAGREE.

Two of our executive officers, Messrs. Mitchell and Higgins, collectively own approximately 30% of our outstanding common stock, resulting in their most likely having the ability to control transactions requiring shareholder approval, including the election and removal of directors, significant mergers or other business combinations, any significant acquisitions or dispositions of assets, and any changes in controls of our company.

ADDITIONAL SHARES OF OUR AUTHORIZED CAPITAL STOCK WHICH ARE ISSUED IN THE FUTURE WILL DECREASE EQUITY OWNERSHIP PERCENTAGES OF EXISTING SHAREHOLDERS, COULD ALSO BE DILUTIVE TO EXISTING SHAREHOLDERS, AND COULD DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY.

We are authorized to issue up to 45,000,000 shares of capital stock and 5,000,000 shares of undesignated stock, and our Board of Directors has the sole authority to issue unissued authorized stock without further shareholder approval. To the extent that additional common shares are issued in the future, they will decrease existing shareholders’ percentage equity ownership and, depending upon the prices at which they are issued, could be dilutive to existing shareholders.

Issuance of additional common shares also could have the effect of delaying or preventing a change of control of the Company without requiring any action of our shareholders, particularly if such shares are used to dilute the stock ownership or voting rights of a person seeking control of the Company.

OUR COMMON SHARES ARE SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

(a)	that a broker or dealer approve a person’s account for transactions in penny stocks; and
(b)	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination, and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

AS AN ISSUER OF “PENNY STOCK,” THE PROTECTION PROVIDED BY THE FEDERAL SECURITIES LAWS RELATING TO FORWARD LOOKING STATEMENTS DOES NOT APPLY TO US.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition

WE ARE REGISTERING AN AGGREGATE OF 7,000,000 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE EQUITY AGREEMENT. THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering an aggregate of 7,000,000 Shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Agreement. Notwithstanding TCA’s ownership limitation, the 7,000,000 Shares would represent approximately 17.98% of our shares of common stock outstanding immediately after our exercise of the put right under the Equity Agreement. The sale of these Shares into the public market by TCA could depress the market price of our common stock. At the assumed offering price of $0.0855 per share, we will be able to receive up to $598,500 in gross proceeds, assuming the sale of the entire 7,000,000 Shares being registered hereunder pursuant to the Equity Agreement. We would be required to register approximately 16,392,000 additional shares to obtain the balance of $2,000,000 under the Equity Agreement at the assumed offering price of $0.0855. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Equity Agreement.

THE COMPANY MAY NOT HAVE ACCESS TO THE FULL AMOUNT AVAILABLE UNDER THE EQUITY AGREEMENT.

We have not drawn down funds and have not issued shares of our common stock under the Equity Agreement with TCA. Our ability to draw down funds and sell shares under the Equity Agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective.  In addition, the registration statement of which this prospectus is a part registers 7,000,000 Shares issuable under the Equity Agreement, and our ability to access the Equity Agreement to sell any remaining shares issuable under the Equity Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares.  These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.  Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured.  The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to TCA under the Equity Agreement.  Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Equity Agreement unless certain other conditions are met.  Accordingly, because our ability to draw down amounts under the Equity Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the $2,000,000 available to us under the Equity Agreement.

CERTAIN RESTRICTIONS ON THE EXTENT OF PUTS AND THE DELIVERY OF ADVANCE NOTICES MAY HAVE LITTLE, IF ANY, EFFECT ON THE ADVERSE IMPACT OF OUR ISSUANCE OF SHARES IN CONNECTION WITH THE EQUITY AGREEMENT, AND AS SUCH, TCA MAY SELL A LARGE NUMBER OF SHARES, RESULTING IN SUBSTANTIAL DILUTION TO THE VALUE OF SHARES HELD BY EXISTING SHAREHOLDERS, AND COSTS MAY EXCEED BENEFITS.

TCA has agreed, subject to certain exceptions listed in the Equity Agreement, to refrain from holding an amount of shares which would result in TCA or its affiliates owning more than 4.99% of the then-outstanding shares of the Company’s common stock at any one time.  These restrictions, however, do not prevent TCA from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put.  In this way, TCA could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

ASSUMING WE UTILIZE THE MAXIMUM AMOUNT AVAILABLE UNDER THE EQUITY LINE OF CREDIT, EXISTING SHAREHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION UPON THE ISSUANCE OF COMMON STOCK.

Our Equity Agreement with TCA contemplates the potential future issuance and sale of up to $2,000,000 of our common stock to TCA subject to certain restrictions and obligations.  The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Agreement.  These examples assume issuances at a market price of $0.09 per share and at 10%, 25%, 50%, and 75% below $0.0855 per share, taking into account TCA’s 5% discount.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below Current market price	Price per share (1)	Number of shares issuable (2)	Shares outstanding (3)	Percent of outstanding shares (4)

10%	$0.077	25,974,025	57,907,178	44.9%

25%	$0.064	31,250,000	63,183,153	49.5%

50%	$0.043	46,511,627	78,444,780	59.3%

75%	$0.021	95,238,095	127,171,248	74.9%

(1)	Represents purchase prices equal to 95% of $0.09 and potential reductions thereof of 10%, 25%, 50% and 75%.

(2)
Represents the number of shares issuable if the entire $2,000,000 under the Equity Agreement were drawn down at the indicated purchase prices.  Our Articles of Incorporation currently authorizes 45,000,000 shares of common stock.

(3)
Based on 31,933,153 shares of common stock outstanding at February 7, 2013.  Our Articles of Incorporation currently authorizes 45,000,000 shares of common stock.  We may in the future need to amend our Articles of Incorporation in order to increase our authorized shares of common stock.

(4)
Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

TCA WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to TCA pursuant to the Equity Agreement will be purchased at a 5% discount to the average of the lowest closing price of the common stock during the five consecutive trading days immediately following the date of our advance notice to TCA of our election to put shares pursuant to the Equity Agreement. TCA has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If TCA sells the shares, the price of our common stock could decrease.

If our stock price decreases, TCA may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

YOUR OWNERSHIP INTEREST MAY BE DILUTED AND THE VALUE OF OUR COMMON STOCK MAY DECLINE BY EXERCISING THE PUT RIGHT PURSUANT TO OUR EQUITY AGREEMENT.

Effective July 11, 2012, we entered into a $2,000,000 Equity Agreement with TCA. Pursuant to the Equity Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to TCA at a price equal to ninety-five percent (95%) of the lowest daily volume weighted average price of the Company’s common stock for the five trading days immediately following the date our advance notice is delivered.  Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

WE DO NOT INTEND TO PAY DIVIDENDS.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

AS A PUBLIC COMPANY, WE ARE SUBJECT TO COMPLEX LEGAL AND ACCOUNTING REQUIREMENTS THAT WILL REQUIRE US TO INCUR SIGNIFICANT EXPENSES AND WILL EXPOSE US TO RISK OF NON-COMPLIANCE.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply.

Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

WE MAY BE SUBJECT TO SHAREHOLDER LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE WILL RESULT IN ADDITIONAL EXPENSES AND POSE CHALLENGES FOR OUR MANAGEMENT.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets.  Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

FAILURE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING MAY LEAD INVESTORS AND OTHER USERS TO LOSE CONFIDENCE IN OUR FINANCIAL DATA.

Maintaining effective internal controls over financial reporting is necessary for us to produce reliable financial statements. In evaluating the effectiveness of its internal controls over financial reporting in connection with the preparation of our annual report as of and for the year ended June 30, 2012, management concluded that there was a material weakness in internal control over financial reporting related to accounting for embedded derivatives associated with certain convertible debt and the accounting for income taxes. These material weaknesses led to the need for the restatement of the Company’s financial statements for the fiscal year ended June 30, 2011 and for the quarters ended September 30, 2011; December 31, 2011; and March 31, 2012.

We are in the process of remediating these material weaknesses by, among other things, providing additional training for our accounting staff, implementing and modifying certain accounting procedures, and seeking assistance from third parties with respect to complex technical accounting issues. If we fail to remediate these material weaknesses or fail to otherwise maintain effective controls over financial reporting in the future, it could result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis and which could cause investors and other users to lose confidence in our financial statements.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

 The Selling Security Holder is selling all of the shares of our common stock covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of our common stock. However, we will receive proceeds from any sale of the common stock to TCA under the Equity Agreement. We intend to use the net proceeds received for working capital or general corporate needs, with 50% of each payment of proceeds to be applied to the amounts owed under the Promissory Note.

DETERMINATION OF OFFERING PRICE

Our common stock is currently quoted on the OTCBB under the symbol “PMBS”.  The proposed offering price of the Shares is $0.09 and has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the closing bid price of common stock of the Company on February 7, 2013.

SELLING SECURITY HOLDERS

TCA is the potential purchaser of our common stock under the Equity Agreement.  The 7,000,000 Shares offered in this prospectus are based on the Equity Agreement between TCA and us. TCA may from time to time offer and sell any or all of the Shares that are registered under this prospectus.  The purchase price is ninety-five percent (95%) of the lowest daily volume weighted average price of the Company’s common stock for the five trading days immediately following the date on which the Company is deemed to provide an advance notice under the Equity Agreement.

We are unable to determine the exact number of Shares that will actually be sold by TCA according to this prospectus due to:

●	the ability of TCA to determine when and whether it will sell any of the Shares under this prospectus; and

●	the uncertainty as to the number of Shares that will be issued upon exercise of our put options through the delivery of an Advance notice under the Equity Agreement.

The following information contains a description of how TCA acquired (or shall acquire) the Shares to be sold in this offering. TCA has not held a position or office, or had any other material relationship with us, except as follows.

TCA is a limited partnership organized and existing under the laws of the Cayman Islands. All investment decisions of, and control of, TCA is held by its general partner TCA Global Credit Fund GP, Ltd (“TCA GP”). Robert Press is the manager of TCA GP, and he has voting and investment power over the shares beneficially owned by TCA. TCA acquired, or will acquire, all shares being registered in this offering in the financing transaction with us.

TCA intends to sell up to 7,000,000 Shares of our common stock pursuant to the Equity Agreement under this prospectus.  On July 11, 2012, the Company and TCA entered into the Equity Agreement pursuant to which we have the opportunity, for a twenty-four (24) month period, beginning on the date on which the SEC first declares effective this registration statement registering the resale of our shares by TCA, to sell shares of our common stock for a total price of $2,000,000.  For each share of our common stock purchased under the Equity Agreement, TCA will pay ninety-five percent (95%) of the lowest daily volume weighted average price of the Company’s common stock for the five trading days immediately following the date on which the Company is deemed to provide an advance notice of a sale of common stock under the Equity Agreement.

We relied on an exemption from the registration requirements of the Securities Act. The transaction does not does involve a private offering, TCA is an “accredited investor” and/or qualified institutional buyer and TCA has access to information about the Company and its investment.

At an assumed purchase price under the Purchase Agreement of $0.0855 (equal to 95% of the closing price of our common stock of $0.09 on February 7, 2013), we will be able to receive up to $598,500 in gross proceeds, assuming the sale of the entire 7,000,000 Shares being registered hereunder pursuant to the Equity Agreement.  At an assumed purchase price of $0.0855 under the Equity Agreement, we would be required to register 16,392,000 additional shares to obtain the balance of $2,000,000 under the Equity Agreement.  The Company is currently authorized to issue 45,000,000 shares of its common stock. TCA has agreed, subject to certain exceptions listed in the Equity Agreement, to refrain from holding an amount of shares which would result in TCA or its affiliates from owning more than 4.99% of the then-outstanding shares of the Company’s common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Agreement. These risks include dilution of stockholders and significant decline in our stock price.

TCA will periodically purchase shares of our common stock under the Equity Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to TCA to raise the same amount of funds, as our stock price declines.

TCA and any participating broker-dealers are “underwriters” within the meaning of the Securities Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holders in connection with the sale of such shares.

The following table sets forth the name of the Selling Security Holders, the number of shares of common stock beneficially owned by each of the Selling Security Holders as of the date hereof and the number of share of common stock being offered by each of the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holder. The “Amount Beneficially Owned after the Offering” column assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior to Offering		Shares to be Offered		Amount Beneficially Owned After Offering (1)	Percent Beneficially Owned After the Offering

TCA Global Credit Master Fund, LP (2)	497,167	(3)	7,000,000	(4)	497,167	1.28%

(1)	This number assumes the Selling Security Holder sells all of its shares being offered pursuant to this prospectus.

(2)
TCA Global Credit Master Fund, LP is a limited partnership organized and existing under the laws of the Cayman Islands. TCA Global Credit Fund GP, Ltd. is the general partner of TCA and has voting and investment power over the shares beneficially owned by TCA. Robert Press is the manager of TCA GP, and he has voting and investment power over the shares beneficially owned by TCA.

(3)	These shares represent the first installment of the Facility Fee Shares issued to TCA pursuant to the Equity Agreement. TCA owns approximately 1.56% prior to the offering.

(4)
These shares represent only a portion of the shares that may be issued to TCA pursuant to the Equity Agreement. At an assumed purchase price of $0.0855 under the Equity Agreement, we would be required to register approximately 16,392,000 additional shares to obtain the balance of the $2,000,000 commitment. It is not likely we will exercise our right to obtain the balance of the $2,000,000 commitment under the Equity Agreement. The principal commitment of $2,000,000 was chosen by the parties as an amount TCA was willing to provide to the Company for its working capital and general corporate needs.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 7,000,000 Shares issued pursuant to the Equity Agreement held by the Selling Security Holder.

The Selling Security Holder may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The Selling Security Holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will sell the shares as agent;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Stock Holder to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Security Holder may be deemed an underwriter. Pursuant to the terms of the Equity Agreement, the Selling Security Holder may not engage in any short sales of the Company’s common stock or other hedging activities. The Selling Security Holder may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for itself or its customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holder will attempt to sell shares of the Company’s common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Security Holder's obligations under the Equity Agreement are not transferrable.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holder may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell such the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

The Selling Security Holder also may transfer the shares of common stock in other circumstances, in which case the transferees or pledgees will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder. We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Security Holder. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

TCA is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Equity Agreement. As further consideration for TCA entering into and structuring the equity facility, the Company shall pay to TCA the Facility Fee Shares. It is the intention of the Company and TCA that the value of the Facility Fee Shares shall equal $115,000. In the event the value of the Facility Fee Shares issued to TCA does not equal $115,000 after a nine month evaluation date, the Equity Agreement provides for an adjustment provision allowing for necessary action to adjust the number of shares issued.
We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect TCA to pay these expenses. We have agreed to indemnify TCA and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $12,300. We will not receive any proceeds from the resale of any of the shares of our common stock by TCA. We may, however, receive proceeds from the sale of our common stock under the Equity Agreement. Neither the Equity Agreement nor any rights of the parties under the Equity Agreement may be assigned or delegated to any other person.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 7,000,000 Shares of our common stock offered by the Selling Security Holder.  The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

The Company is authorized to issue 45,000,000 shares of $0.001 par value common stock.  As of February 7, 2013, we had 31,933153 shares of common stock outstanding. The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, if any, and any other restrictions, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds.  The Company and its predecessors have not declared any dividends in the past.  Further, the Company does not presently contemplate that there will be any future payment of any dividends on common stock.

DESCRIPTION OF BUSINESS

Background

PuraMed BioScience, Inc. (“PuraMed” or the “Company”) was incorporated in Minnesota on May 9, 2006 as a wholly-owned subsidiary of Wind Energy America, Inc. (formerly “Dotronix, Inc.”) for the purpose of engaging in the business of developing and marketing non-prescription over-the-counter healthcare products to remedy various ailments.

In late 2006, PuraMed’s former parent company decided to spin off its PuraMed subsidiary and related healthcare products business. Accordingly, on April 12, 2007, Wind Energy America, Inc. affected a spin-off of PuraMed to shareholders of Wind Energy America, Inc. on a pro rata dividend basis of one common share of PuraMed for each five common shares of Wind Energy America, Inc. Since the April 12, 2007 effective date of the spin-off, PuraMed and Wind Energy America, Inc. have operated separately, with their respective managements, businesses, assets and capital structures being completely independent from each other.

Detailed information regarding this spin-off of PuraMed from Wind Energy America, Inc. (formerly Dotronix, Inc.) is contained in a Form 8-K and exhibit thereto which were filed with the SEC on April 10, 2007, and can be readily accessed at the SEC website www.sec.gov.

Overview of Business

The Company is engaged in the business of developing and marketing a line of non-prescription medicinal or healthcare products to be marketed through various retail channels under the LipiGesic® brand and trademark. In an effort to add continuity to all of PuraMed’s products, the Company trademarked the brand name LipiGesic®. The Company has recently completed all product development and design packaging for our initial three products, LipiGesic® M (Migraine), LipiGesic® H (Tension Headache) and LipiGesic® PM (Insomnia).

The Company entered the Over-The-Counter (OTC) healthcare products marketplace in December 2009, by employing “direct to consumer” marketing for our migraine remedy via television commercials and print articles. The Company is currently undergoing substantial activities to gain broad retail distribution through mainstream drug store chains, mass merchandisers, and food chains.

The Company has gained a retail presence in two of the top national chain drug stores, Walgreens and CVS. The number of stores now stocking our LipiGesic® M migraine product is approaching 15,000 stores. The Company is also in negotiations with several additional large retailers to stock our LipiGesic® M, migraine product.

PuraMed is now implementing our marketing campaign utilizing our successful clinical study. The Company is executing our marketing campaign utilizing our clinical trials to overcome consumer and retailer skepticism and provide third party validation of our migraine products efficacy. In addition, the Company has begun a second clinical study that focuses specifically on children and adolescents. The Company’s overall marketing efforts will have a strong consumer emphasis including a social marketing campaign, medical community detailing and sampling, continuing medical education (CME) program for doctors and pharmacists, medical conference participation and celebrity endorsements.

The Company also intends to continue to develop and grow our intellectual property portfolio, which is expected to substantially enhance shareholder value. Our scientific team has gained significant and exciting evidence from our initial research and management, which we expect will assist us in the development of a new generation of botanically derived anti-inflammatory and pain management products with broad applications.

Corporate Contact Data

The address of the Company in suburban Wausau, Wisconsin is 1326 Schofield Avenue, P.O Box 677, Schofield, WI 54476; our telephone number is (715) 359-6373 and our corporate and product website addresses are www.puramedbioscience.com and www.lipigesic.com, respectively.

LipiGesic® M

LipiGesic® M provides acute relief from migraine headaches, and contains the herbs feverfew and ginger as principal ingredients. PuraMed believes that our specific formulation of these herbs for our migraine remedy is unique and proprietary, providing relief from these severe headaches in minutes. The Company believes it will capture a material segment of the migraine headache remedy market. We believe that Americans spend in excess of $6 billion annually on headache pain relievers, and that over half of sufferers of migraine headaches rely exclusively on non-prescription medications.

We believe that at least 50 million Americans suffer from chronic migraine headaches with over 20 million of them having “severe” migraine conditions. Therefore migraine headaches constitute a severe and disabling condition for millions of people. We further believe that the economic burden alone to the US economy is in excess of $20 billion annually.

LipiGesic® M is effective, available as a non-prescription remedy, provides a side effect profile similar to placebo, and at a significantly lower cost compared to more expensive prescription migraine drugs.

LipiGesic® H

LipiGesic® H provides relief for tension-type headaches which affect up to 90% of Americans at some point in their lives. LipiGesic® H is a unique sublingually delivered formulation utilizing acetylsalicylic acid and St. John’s Wort.

The combination of these two ingredients provides for not only pain relief but, also relief from the anxiety that often exacerbates that pain. Current nonprescription tension headache pills often take up to an hour to begin working and they often exhibit unwanted and dangerous side effects including stomach damage, liver damage and rebound headaches. Prescription formulations often list even more dangerous side effects and are significantly more expensive.

Due to the use of sublingual delivery, the LipiGesic® H formulation can provide a safer, faster acting alternative, while also dramatically reducing the potential for harmful side effects. LipiGesic® H will offer the hundreds of millions of Americans who suffer from tension type headaches relief that is superior while also lowering their cost and risks of harmful side effects.

LipiGesic® PM

LipiGesic® PM is a new class of non-prescription sleep aid without any known side effects, and contains a proprietary blend of natural ingredients including Valerian, St. John’s Wort, and Chamomile. We believe that the proprietary blend of these ingredients provides an effective remedy for insomnia and other sleep disorders. The non-prescription sleep aid market features products based on antihistamines, which are designed to treat allergies.

Accordingly, the LipiGesic® PM product provides a wide open market opportunity for an effective, natural alternative to prescription medications, which are somewhat addictive and often cause withdrawal symptoms and other side effects. We plan to price LipiGesic® PM as a premium sleep aid product.

Similar to the migraine remedy market, the market for sleep aid products represents a sizable segment of the overall healthcare products marketplace. We believe that over half of all adults in the US suffer from sleep disorders, and that many of them experience persistent insomnia. The National Center on Sleep Disorders has reported that there are as many as 70 million problem sleepers in the U.S., with many of them suffering from chronic sleep disorders. We believe that insomnia is second only to pain as a healthcare complaint.

Future LipiGesic® Products

We have completed development of additional non-prescription products, which we intend to launch commercially over the next couple years after establishing a solid market for our initial three products.

Sublingual Delivery System

LipiGesic® M (Migraine), LipiGesic® H (Tension Headache) and LipiGesic® PM (Insomnia) are non-prescription, liquid-gel medications that will be absorbed under-the tongue known as “sublingual.” The use of sublingual delivery provides fast relief for whatever ailment or condition is being treated. Unlike the majority of pills and medications absorbed through the stomach directly, PuraMed products are placed and absorbed directly under the tongue. Advantages of sublingual dispensing of drugs and medications include faster acting absorption for quick relief, improved efficacy, less stomach upset, and fewer side effects.

PuraMed has secured reliable contract manufacturers to produce and package PuraMed medications in easy-to-use, sublingual dispensers. These selected contractors are experienced in the production and packaging of this type of dispenser. PuraMed believes that our benchmark use of sublingual dispensers will distinguish our products favorably in comparison to most competing OTC products now in the marketplace.

Regulation of PuraMed Products

Unlike prescription drugs or medications, non-prescription healthcare remedies such as PuraMed products do not require FDA approval prior to entering the market. They are nonetheless subject to substantial FDA and other federal regulations governing their use, labeling, advertising, manufacturing and ingredients. PuraMed believes that our current and proposed development, formulation, marketing and other practices and procedures will comply fully with all governmental regulations applicable to PuraMed products.

Business Structure

PuraMed functions primarily as a research and development, marketing and sales organization. Product manufacturing, packaging, product fulfillment and other operations is outsourced to experienced and reliable third parties through contracts monitored and controlled by PuraMed. PuraMed believes this structure reduces significantly the production costs and manufacturing time related to making the product commercially available.

Product Manufacturing

Production and packaging of PuraMed products is outsourced to various contract manufacturers known by PuraMed’s management from prior substantial business and contract dealings. Due to the business and contacts developed by PuraMed management over the past years with leading contract manufacturers, PuraMed believes it has obtained professional and timely production, packaging and delivery for PuraMed products.

The Company outsources four main components of our production process to third-party vendors. The process begins with the sourcing of raw materials, manufacturing of the liquid-gel medicine, and testing and quality assurance of the product itself by Hillestad Pharmaceuticals (http://www.hillestadlabs.com/) in Woodruff, WI. Hillestad Pharmaceuticals is an FDA licensed prescription drug manufacturer.

The Company sources all of our packaging needs from the box, box inserts, and 6-pack retail display trays to Proteus Packaging (http://proteuspackaging.com/about-proteus) in Franklin WI.

The final packaging process is completed by the Unette Corporation (http://www.unette.com/index.html) in Randolph, NJ. This includes the filling of the 3-ml applicator with the liquid-gel medication, the packing of the retail boxes, and the packaging of the master cases.

The Company uses Great Lakes Fulfillment (http://glfulfillment.com) in Lewiston, MA for all of our eCommerce and retail distribution needs.

Clinical Trials

Conducting clinical trials is a very important component the Company’s marketing plan. With our goal to get medical professionals to review, endorse, and recommend our product, clinical evidence to support the products’ claims is a prerequisite. The Company has and will continue to attend medical trade shows that attract medical professions such as doctors, nurses, and pharmacists to present the Company’s clinical research regarding our LipiGesic® M migraine product.

We believe the outcome of our first clinical study was extremely favorable. After 2 hours, 64% of migraines treated with LipiGesic® M were reduced to mild or no pain. The study concludes that sublingual (under the tongue) feverfew/ginger appears safe and effective as a first-line abortive treatment for a population of migraineurs who frequently experience mild headache prior to the onset of moderate to severe headache. It appears to be well tolerated and has no known contraindications with other acute treatments for migraine.

As a result of the success of our first clinical study the manuscript was accepted for publication in the July/August 2011 edition of the top ranked, peer reviewed, medical journal Headache, The Journal of Head and Face Pain. It has and is expected to continue to provide us with numerous marketing and promotion opportunities of our LipiGesic® M migraine product.

Our second clinical study that focuses specifically on children and adolescents is currently in process. There are an estimated 5 million migraine sufferers that find themselves in this demographic in the United States. Children and adolescents that suffer with migraines have limited treatment options as many of the traditional prescription remedies have adverse side effects and are not recommended for use with children and adolescents.

A large population study of LipiGesic® M is to be conducted in cooperation with the National Headache Foundation. The start date has yet to be determined.

Sales and Marketing

PuraMed intends to concentrate its efforts on our initial product launch of LipiGesic ® M migraine headache relief product. After we have reached a level of sales that will sustain the product and additional product offerings the launch of a second product will result. All of the Company’s additional product offerings will follow the same three-phase process to market as LipiGesic® M:

Phase One Rollout: Direct Response. PuraMed has utilized a 60 and 120-second Direct Response Television commercial to introduce our migraine product marketed under our LipiGesic® M brand name to the American consumer. Having refined the initial message during 2010, we are working toward a nationwide roll-out of the commercial will follow. To that end PuraMed has engaged Consumer Marketing Directives (CMD) as our strategic advisor. CMD offers a broad range of campaign management services that encompasses all aspects of direct to consumer advertising. PuraMed will also employ website and toll-free telephone access in conjunction with our TV direct response campaigns. PuraMed began a nationwide direct response print campaign that started in Mid-September 2010. PuraMed has commenced and completed our Phase One Rollout on our migraine headache remedy.

Phase Two Rollout: Retail Drugstores. PuraMed is currently undergoing substantial activities in an attempt to gain broader retail distribution for LipiGesic® M through mainstream drug store chains, mass merchandisers, and food chains. We currently have retail distribution with two of the nation’s largest retail chain drug stores, Walgreens and CVS. The Company is continuing our negotiations with other national retail chains in an effort to broaden our retail distribution. Due to PuraMed’s management having extensive and good relationships with targeted retail outlets for PuraMed products, the Company believes it has the ability to place our products on the shelf in all our targeted retail outlets. The Company is in our final stages of our phase two rollout plan now that it has gained distribution with Walgreens and CVS. The Company is negotiating with a final national chain drug store before we begin our phase three rollout phase.

Phase Three Rollout: Further Retail Outlets. A few months after completing the phase two rollout for its migraine remedy, PuraMed will launch phase three which will consist of expanding the retail placement of our migraine product in an additional 21,000 targeted retail outlets including mass merchandisers such as Wal-Mart and Target, food store chains such as SuperValu, Kroger and Safeway, and additional well-known regional drugstores.

PuraMed has selected its targeted retailers according to various material criteria, including cost of entry, geography, demographics and consumer preference.

After achieving material initial distribution for PuraMed products, PuraMed will initiate a comprehensive and ongoing promotional campaign directed toward consumer groups it has identified from its product rollouts. The objective of our promotional campaign is to build consumer awareness and develop a consumer-based demand for LipiGesic® M throughout the United States. The scope of our brand building effort will span all of the following major advertising venues.

Trade Advertising – consisting of retail POS (point-of-sale) materials, coupon redemption program, in-store promotional video, trade magazines like Pharmacy Times, key primary care and medical journals, each 2012 quarterly issue of Headwise magazine that is published by the National Headache Foundation, and NACDS (National Association of Chain Drug Stores) Trade Shows. In addition, LipiGesic® M will be featured in several key primary care and medical journals.

Medical Conferences and Meetings – A key component of the marketing effort will be directed at educating medical professionals including physicians, pharmacists, nurse practitioners and physician assistants. Medical conferences attended by the Company this year include Diamond Headache Conference, American College of Physicians, National Conference of Nurse Practitioners, the AphA Pharmacy conference and others.

Medical Spokespersons – The Company currently utilizes four medical spokespersons to promote our LipiGesic® M product. They include 1) Dr. Roger Cady who is the founder of Headache Care Center, Clinvest and Primary Care Education Network; 2) Dr. Jerome Goldstein, who is a board certified medical neurologist with a special interest in the diagnosis, treatment, prevention and cure of headache; 3) Cathleen London, M.D., who is a board certified family medicine physician; and 4) Sherry Torkos, who is a holistic pharmacist, author and lecturer.

Consumer Advertising – Print ads have run in 28 markets across the United States. The testing of 10 and 60 second radio spots began in the first quarter of calendar year 2012. Television news appearances featuring prominent medical figures and celebrities explaining the results and advantages of LipiGesic® M have aired and will continue to be scheduled.

Product Sampling – The Company has developed a two-count, fold-over, sample pack sufficient to treat one migraine headache. The scope of the sampling extends to headache specialists, primary care practitioners, veterans, and interested consumers from our social marketing and eCommerce efforts.

Special Programs - Returning Veterans – Honor Our Troops. War veterans returning from active duty in war zone are experiencing migraines at an alarming rate. One study indicates that soldiers were shown to have two to four times the incidence rate of migraine as compared to the general population. In response to this the Company has been and continues to provide veterans and members of the armed forces with a free sample of LipiGesic® M. LipiGesic® M is among the top four items requested in the America Cares Project care packages that are delivered by Honor Our Troops to US military personnel serving in Afghanistan.

Business-to-Business Initiative – American businesses lose millions of dollars each year, due to migraines, which lead to employee absenteeism or diminished performance. The Company is initiating a business to business program to show other companies that adding a supply of single-treatment packs of LipiGesic® M to their company first aid kits can save them money by decreasing lost production hours.

Web Presence and Social Marketing – The Company currently maintains a corporate website at www.puramedbioscience.com and a product website at www.lipigesic.com. Our product website has gone through a substantial renovation and includes a blog, sampling program, promotional media and testimonial page.

An email campaign promoting our LipiGesic® M migraine product to 1 million “opt-in” consumers who suffer with migraine headaches was implemented in the third quarter of calendar year 2012.

The Company also began an active social marketing campaign utilizing Facebook and Twitter that started in the first quarter of calendar year 2012. In addition to providing product information, this program is designed as a tool to direct consumers to retail locations and special promotions. Total weekly reach is estimated to be more than 540,000.

Public Relations – The Company has hired Media Relations, Inc. as its public relations firm, specializing in promoting OTC drugs and supplements in the United States. They will also be responsible for our TV, radio and public relations effort in addition to other specialized activities.

Intellectual Property

PuraMed owns and asserts proprietary intellectual property rights regarding its various products, including trademarks, formulation technology, ingredients and drug delivery procedures or methods. The future growth and success of the Company will depend in large part upon its ability to protect its trademarks, trade names and trade secrets. In addition to applying for certain product patents, PuraMed will rely upon trade secrets, proprietary know-how, and continuing development and innovation to compete in its OTC marketplace. Although no claims or threats of product or patent infringement have arisen regarding PuraMed or its products, there is no assurance PuraMed will be able to protect its intellectual property effectively and any failure to do so would be harmful to PuraMed.

Competition

The non-prescription healthcare market in which PuraMed is engaged is intensely competitive and will face the same challenges as other start-up and established OTC drug companies within their respective product classes. Virtually all direct competitors to the PuraMed product line have substantially greater financial, personnel, development, marketing and other resources than those possessed by PuraMed, which places PuraMed at a definite competitive disadvantage. Main competitors of PuraMed will have substantially larger sales volumes than PuraMed expects to realize, and also greater business diversification in most cases.

PuraMed also must compete with numerous small companies selling products into the same mainstream marketing channels targeted by PuraMed. PuraMed also expects to encounter additional competitors emerging from time to time.

PuraMed believes that the principal competitive factors in its industry include quality and pricing of products, product effectiveness, customer preferences, brand awareness, and marketing and distribution networks. There is no assurance PuraMed will be able to compete successfully against current or future competitors or that the competitive pressures faced by PuraMed will not harm its business materially.

Employees and Facilities

As of February 7, 2013, PuraMed has four employees including its three executive officers, and an office manager. PuraMed anticipates hiring one or more experienced marketing personnel to support the upcoming commercial launches of its initial products.

DESCRIPTION OF PROPERTY

The Company does not own any real estate. All development, marketing and administrative operations of the Company are conducted from its suburban Wausau, WI leased facilities of 1,800 square feet located in a building leased by its principal officers. These facilities are leased on a month-to-month oral lease requiring monthly payments of $1,025.  The Company does not own any material personal property.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the statements contained in this prospectus that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties.  We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  All written and oral forward-looking statements made are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Plan of Operation

Business Strategy - PuraMed’s business strategy going forward is to continue the advertising and promotion of its flagship migraine product LipiGesic® M in order to drive sales at our retail drug chain partners and to generate revenue. PuraMed’s primary goal is to achieve continual material growth of LipiGesic® product sales through mainstream drug, mass merchandiser and food retail channels while at the same time promoting LipiGesic® brand awareness to realize substantial profitability as soon as possible. To implement this strategy, PuraMed intends to execute the following activities during the next twelve months:

The Successful Outcome of the Clinical Trial – The outcome of our clinical study coupled with the publication of the manuscript in the peer reviewed-medical journal “Headache, The Journal of Head and Face Pain” has proved to be very successful. It has and is expected to continue to provide us with numerous marketing and promotion opportunities that could significantly help with the retail launch of our LipiGesic® M migraine product. PuraMed is in the process of executing a detailed marketing plan that focuses on the medical community since we believe the outcome of our clinical study trial supports such actions. Medical marketing efforts geared toward doctors, physician’s assistants, pharmacists, etc. is expected to be very lucrative as a component in our overall marketing strategy. Our second clinical study that focuses specifically on children and adolescents is currently in process. There are an estimated 5 million migraine sufferers that find themselves in this demographic in the United States. Children and adolescents that suffer with migraines have limited treatment options as many of the traditional prescription remedies have adverse side effects and are not recommended for use with children and adolescents. We believe a successful outcome of this clinical trial will provide an opportunity to treat children and adolescents.

Commercialize PuraMed Products – PuraMed’s primary focus for the remainder of calendar year 2012 will be to gain distribution with one or more additional national chain drug stores. In addition, the Company will be implementing a marketing campaign utilizing its clinical study. The Company has begun the execution of our marketing campaign utilizing our Clinical Trials to overcome consumer and retailer skepticism and provide third party validation of our migraine products efficacy. The Company intends to have its marketing efforts to have a strong consumer emphasis including a Social Marketing campaign, medial community detailing and sampling, Continuing Medical Education (CME) program for doctors and pharmacists, Medical conference participation and Celebrity endorsements. In addition we plan to enhance our website and eCommerce efforts to optimize our internet sales as a result of our new marketing campaign. PuraMed also has plans to test direct response radio advertising and upgrade its Social Marketing efforts that include Facebook, Twitter, and YouTube.

Expansion of Sales and Marketing Activities – PuraMed will continue to expand upon its marketing activities which have been focused toward obtaining a nationwide network of retail outlets and employing “direct to consumer” media advertising for its planned product sales, as well as promoting and building LipiGesic® brand awareness. PuraMed will participate in industry trade shows and similar events, and also plans to engage in substantial media advertising and direct sales media campaigns to attract and secure consumers for PuraMed products.

Continuation of Product Development – Besides its already developed products, PuraMed plans to complete development and testing of additional non-prescription drugs and nutritional supplements to be commercially launched in the future as additional LipiGesic® products.

Results of Operations

For the Fiscal Year Ended June 30, 2012 Compared to the Fiscal Year Ended June 30, 2011

Revenues

Revenues were $693,060 and $8,593 for the fiscal years ended June 30, 2012 and 2011, respectively. The revenue increase is due to the increase in sales associated with the entry into the Walgreen and CVS/pharmacy drugstores.

Cost of Sales

Costs of Sales were $183,745 and $7,395 for the fiscal years ended June 30, 2012 and 2011, respectively. The increase in cost of sales is due to the increase in orders associated with entry into the Walgreen and CVS/pharmacy drugstores.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $180,751 and $79,592 for the fiscal years ended June 30, 2012 and 2011, respectively. Selling, general and administrative expenses for fiscal 2012 increased due to increases primarily in insurance, and coupon costs.

Amortization and Depreciation

Amortization and depreciation expenses were $51,445 and $48,635 for the fiscal years ended June 30, 2012 and 2011, respectively. The increase is attributed to amortization of trademarks for PuraMed BioScience and LipiGesic.

Professional Fees

Professional fees were $406,515 and $301,308 for the fiscal years ended June 30, 2012 and 2011, respectively. The increase was due primarily to increased banking fees, consulting fees, legal fees and audit expenses. Professional fees consist of consulting, audit, legal, directors and transfer agent fees.

Marketing and Advertising Expense

Marketing and advertising expense were $749,141 and $329,978 for the fiscal years ended June 30, 2012 and 2011, respectively. Increased expenses for 2012 are due primarily to the media costs associated with entry into the Walgreen and CVS/pharmacy drugstores.

Research and Development Expenses

Research and development expenses were $17,979 and $59,004 for the fiscal years ended June 30, 2012 and 2011, respectively. The decrease in research and development expenses was due to the expenses associated with the clinical study in the prior year.

Salaries

Salaries were $55,313 and $77,775 for the fiscal years ended June 30, 2012 and 2011, respectively. The reduction in expense is from the elimination of the controller’s wages.

Officer Salaries

Officer salaries were $396,846 and $192,000 for the fiscal years ended June 30, 2012 and 2011, respectively. The inclusion of the new CFO and increase in CEO salaries in February and the inclusion of $141,000 of warrants for the CEO, make up the increase in salaries for 2012.

Interest Expense

Interest expense was $475,611 and $324,849 for the fiscal years ended June 30, 2012 and 2011, respectively. The increase in interest expense was due to the interest paid on the convertible notes obtained in fiscal years 2012 and 2011.

Gain/(Loss) on Derivative Liability

The gain on derivative liability is comprised of 1) the difference in value using the lattice option-pricing model for the warrants and the conversion feature between the date issued and the current year-end, and 2) the value of the warrant and the conversion feature as calculated by the binomial option-pricing model formula and the actual proceeds received for the warrants and the convertible debt. The gain (loss) on derivative liability for the fiscal years ended June 30, 2012 and 2011 was $103,219 and $(76,922), respectively.
Net Losses

Net losses for the fiscal years ended June 30, 2012 and 2011, were $1,721,369 and $1,488,933, respectively. The increase in net losses for 2012 was primarily due to costs associated with the retail launch of our product which include sales and marketing expenses and product liability insurance.

Comparison of Operations for Three Months Ended September 30, 2012 and 2011

Revenue

Revenue for the three months ended September 30, 2012 was $27,534 compared to $5,256 for the three months ended September 30, 2011. The revenue increased due to increasing retail orders and distribution as our product is now placed in two drugstore chains.

Cost of Sales

Cost of sales for the three months ended September 30, 2012 was $13,043, compared to $3,216 for the three months ended September 30, 2011. The cost of sales increased due to additional raw material costs, production and freight costs for the increasing retail orders to two drugstore chains.

Gross profit

The gross profit for the three months ended September 30, 2012 was $14,491, compared to $2,040 for the three months ended September 30, 2011. The increase in gross profit is due to increasing retail orders to two drugstore chains.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $55,551 and $23,298 for the three months ended September 30, 2012 and 2011, respectively. The increase is primarily attributed to the cost of the product liability insurance policy required by the new retailers of our product.

Amortization and Depreciation

Amortization and depreciation expenses for the three months ended September 30, 2012 and 2011 were similar at $12,976 compared to $12,719.

Marketing and Advertising Expense

Marketing and advertising expense for the three months ended September 30, 2012 was $247,511 compared to $103,702 for the three months ended September 30, 2011. The increase in the expenses was two-fold: there was an increase in the marketing and advertising campaign necessary to support our products at retail drugstore chains and an increase in the expenditures to finance equity funding.

Professional Fees

Professional fees for the three months ended September 30, 2012 were $160,329 compared to $33,842 for the three months ended September 30, 2011. The increase was attributed to additional legal and consulting fees paid to support the Company’s product entry into retail chain drugstores.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2012 were $14,600 compared to $2,130 for the three months ended September 30, 2011. The previous period expense was higher due to the cost of the first clinical study.

Salaries

Salaries for the three months ended September 30, 2012 were $7,260 compared to $18,268 for the three months ended September 30, 2011, which is attributed to the moving of the corporate controller’s wages from salaries to officer salaries as the Controller was promoted to Chief Financial Officer for the current period.

Officers’ Salaries

Officers’ salaries for the three months ended September 30, 2012 and 2011 were $77,358 and $48,000, respectively. The increase in salaries is attributed to the increase in salary for the Chief Executive Officer Russell Mitchell and the inclusion of the Chief Financial Officer’s salary.

Interest Expense

Interest expense for the three months ended September 30, 2012 and 2011 was $149,333 and $117,045, respectively. The increase in the expense is attributed to the increased amount of notes used to finance the Company.

Loss on Derivative Liability

The loss on derivative liability is the difference in value using the lattice model for the warrants between the date issued and the quarter ended September 30, 2012 and 2011. The loss on derivative liability for the three months ended September 30, 2012 and 2011 was $70,237 and $69,215, respectively.

Net Loss

Net loss for the three months ended September 30, 2012 was $780,664 compared to a loss of $426,179 for the three months ended September 30, 2011. The increase in the loss for 2012 was due to the cost associated with new distribution costs related to two of the nation’s largest retail drugstore chains which accounted for an increase in advertising, liability insurance and legal expenses to support that distribution.

Liquidity and Capital Resources

As of September 30, 2012, the Company had cash of $33,484 and negative working capital of $1,725,604.

As in the past, we intend to raise the funds needed to implement our plan of operation through both private sales of debt and equity securities. We believe revenue received from the successful roll-out of our product at national retail drug stores will now play an increased role in our capital needs. There is no assurance, however, that we will be successful in raising the necessary capital to implement our business plan, either through debt or equity sources.

Assuming the Company raises the capital, we anticipate spending approximately $3.0 million over the next twelve months on the marketing of our migraine headache remedy along with the introduction of our second product offering regardless of any amounts of revenues we generate from product sales during this period. These funds will be spent as follows:

Sales and marketing expenses	$2,000,000
Purchase of product inventory, packaging and raw materials	600,000
Research and development activities	100,000
General and administrative expenses including rent, fixed overhead and management compensation	300,000
$3,000,000

Critical Accounting Policies

The foregoing discussion should be considered in conjunction with our unaudited condensed financial statements and related notes included in this quarterly report.  These financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP).

The preparation of our financial statements requires us to make estimates and judgments affecting our reported amounts of assets, liabilities, revenues and expenses and related disclosures.  On an ongoing basis, we will evaluate these estimates which are based on historical experience and certain assumptions we believe to be reasonable under the circumstances.  Actual results may differ materially from our estimates under different assumptions or conditions.

LipiGesic® Products:

PuraMed BioScience products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how, trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated useful life of seven years.

Stock-Based Compensation – We intend to expense any stock-based compensation issued to our employees, contractors, consultants or others providing goods and services to us.  The fair market value of any common stock issued for goods or services will be expensed over the period in which we receive them.  Most likely, any equity securities issued by us for goods and services will consist of common shares or common stock purchase warrants, which will be fully vested, non-forfeitable, and fully paid or exercisable at the date of grant.  Regarding any future stock option or warrant grants, we intend to determine their fair value by using the Black-Scholes model of valuation.

Impairment – Soon after the end of each fiscal year and each interim period, we will conduct an impairment valuation of any material intangible assets owned by us.  If the results of any such impairment analysis indicate our recorded values for any such assets have declined materially, we will adjust our recorded asset valuations in all of our financial statements to reflect any such decline in value.

The carrying value is reviewed periodically or when factors indicating impairment are present.  The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets.  The Company believes that no impairment exists at June 30, 2012.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our common stock currently trades on the OTCBB Tier of the OTC Markets Group Inc. electronic interdealer quotation system. The following quotes represent the high and low recent sales prices as reported by the OTCBB. These quotes reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

	Fiscal Year Ended June 30, 2012		Fiscal Year Ended June 30, 2011
	High	Low	High	Low
Quarter ended September 30th	$0.75	$0.17	$0.90	$0.41
Quarter ended December 31st	$0.57	$0.21	$0.60	$0.15
Quarter ended March 31st	$0.50	$0.21	$0.50	$0.16
Quarter ended June 30th	$0.34	$0.13	$0.80	$0.16

	Fiscal Year Ending June 30, 2013
	High	Low
Quarter ended September 30, 2012	$0.28	$0.09
Quarter ended December 31, 2012	$0.15	$0.02

(b) Holders

As of February 7, 2013, the Company had approximately 350 shareholders of record.

(c) Dividends

The Company did not declare or pay any cash dividends on its common stock during the last two fiscal years ended June 30, 2012 and 2011, and does not expect to pay cash dividends for the foreseeable future.

(d) Securities Authorized for Issuance Under Equity Compensation Plans

The Company has no established equity compensation plans for the issuance of common stock as payment for employees, consultants or other parties. The Company may utilize its common stock or options thereof from time to time for equity compensation on a transactional basis. In the future, the Company may establish some type of an equity compensation plan to provide incentive to current or future employees.

There were no issuer repurchases by the Company during the fiscal years ended June 30, 2012 and 2011.

Rule 10B-18 Transactions

During the years ended June 30, 2012 and 2011, there were no repurchases of the Company’s common stock by the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

The Board of Directors (the Directors) of the Company have completed a competitive review process regarding the Company’s independent registered public accounting firm for fiscal year ending June 30, 2012.

As a result of the process, on July 11, 2012, the Directors dismissed Child, Van Wagoner & Bradshaw, PLLC (CVB) as the Company’s independent registered public accounting firm. On the same date, the Directors recommended and approved the engagement of Tanner LLC (Tanner) as the Company’s independent registered public accounting firm.  Tanner is headquartered in Salt Lake City, Utah and can be found on the internet at www.tannerco.com.

CVB’s reports on the Company’s financial statements as of and for the fiscal years ended June 30, 2011 and June 30, 2010 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except that the report contained a modification to the effect that there was substantial doubt as to the Company’s ability to continue as a going concern.

During the fiscal years ended June 30, 2011 and June 30, 2010, and the subsequent interim period through July 11, 2012, the date of the dismissal of CVB there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and CVB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of CVB, would have caused CVB to make reference to the subject matter of the disagreement in their reports on the financial statements for such years; and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided CVB with a copy of the disclosures made in on the related Form 8-K (the Report). The Company requested that CVB furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein.  A copy of CVB’s letter dated July 12, 2012 is attached as Exhibit 16.1 to the Report.

During the fiscal years ended June 30, 2011 and June 30, 2010, and the subsequent interim period through July 11, 2012, neither the Company nor anyone acting on its behalf  has consulted with Tanner with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Tanner concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors of the Company serve until their successors are elected and shall qualify. Executive officers are elected by the Board of Directors and serve at the discretion of the directors. There are no family relationships among our directors and executive officers.

Name	Age	Position

Russell W. Mitchell	52	Chief Executive Officer, Chairman

James W. Higgins	52	Chief Operating Officer, Director

Charles Phillips	65	Director

Sue Baacke	50	Chief Financial Officer

Russell W. Mitchell, age 51, Chief Executive Officer, Chairman

Russell Mitchell served as an Officer and/or Director of several publicly-traded companies.  He has twenty-nine years of sales and marketing experience, including nineteen years of national level management, sales, marketing and new product development in the drug and nutritional supplement industry. He is experienced in the formulation and manufacturing of prescription drugs, OTC drugs and nutritional supplements in tablet, capsule, powder and liquid form. He has serviced over 48,000 retail locations nationwide.

Sue Baacke, age 50, Chief Financial Officer

Sue Baacke was named Chief Financial Officer as of January 6, 2012. She is a licensed Certified Public Accountant, member of the WICPA and was the Company’s Corporate Controller since April 2009. Sue is experienced in current SEC regulatory and compliance issues. Prior to working at the Company, she worked at a Certified Public Accounting firm for over twelve years and attained experience in: auditing, preparation and review of financial statements, individual, corporate, and partnership income tax returns, payroll, and valuation of closely-held businesses.

James W. Higgins, age 52, Chief Operating Officer, Director

James Higgins has served as an Officer and/or Director of several publicly-traded companies. He served as the Executive Vice President of Mitchell Health Marketing Alliance, a sales and marketing firm with additional expertise in product development, manufacturing, retail distribution and logistics of OTC drugs and nutritional supplements. Jim has spent fifteen years with A.C. Nielsen Co. where he was responsible for managing accounts for some of the largest national consumer product companies including Kraft Foods and Unilever.

Charles A. Phillips, age 65, Director

Charles A. Phillips was appointed to the Board of Directors on December 5, 2011. Mr. Phillips was the former COO and Board member of The Quigley Corporation. Quigley Corporation was responsible for one of the most successful launches of an over the counter product, Cold-Eeze™ in 1992 and it became the number one Pharmacist recommended product in the cough/cold category. Given Mr. Phillips background and experience with a similar OTC product he possesses the skill set necessary to enhance and add value to our board of directors.

Audit Committee

We do not have a separately designated audit committee at this time, but rather our entire Board of Directors serves as our audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely on copies of Section 16(a) forms and representations from the Company’s executive officers, directors and ten-percent beneficial owners, the Company believes these persons have complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2012.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (“the Code”), which applies to the business conduct of the principal executive officer, principal financial officer, principal accounting officer and controller. The Code is available to any shareholder who sends a written request for a paper copy to: PuraMed Bioscience Inc., ATTN: James W. Higgins, COO, P.O. Box 677, Schofield, WI 54476. If the Company makes any substantive amendments to the Code or grants any waiver, including any implicit waiver from a provision of the Code for the directors or executive officers, the nature of such amendment or waiver will be disclosed in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

The following table sets forth the executive compensation of the executive officers of the Company for fiscal years 2012 and 2011.

Summary Compensation Table

Name and Position	Fiscal Year (*)	Salary ($)	Bonus ($)	Stock Awards ($)
Russell Mitchell, CEO	2012	128,154	141,000	-
Russell Mitchell, CEO	2011	96,000	-	75,000
James Higgins, COO	2012	97,231	-	-
James Higgins, CFO & COO	2011	96,000	-	-
Sue Baacke, CFO	2012	30,462
	2011	**	**	**
_____________
* The fiscal year of the Company ends on June 30.

** The indicated person was not in an executive position for the indicated period; therefore, the compensation is not disclosed.

Options/SAR Grants

The Company has not granted any stock options or SAR grants since its inception

Compensation of Directors

On March 25, 2011, the Company issued 800,000 shares of PuraMed common stock based on $0.15 per share to its two directors, 400,000 to Mr. Mitchell and 400,000 to Mr. Higgins in consideration for their serving on the Board of Directors. No shares were issued during fiscal year 2012.

Employment Contracts and Change-in-Control Arrangements

The Company has no written employment agreements with any employees, and the Company also does not have any change-in-control arrangements with any person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 7, 2013, certain information regarding beneficial ownership of the common stock of the Company by (a) each person or group known by the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company, (b) each director and executive officer of the Company, and (c) all directors and executive officers of the Company as a group. Each shareholder named in this table has sole voting and investment power with respect to shares of the common stock shown in table.

Title of Class – Common Stock

Shareholder	Shares Owned Beneficially	Percent of Class (1)
Russell Mitchell 1326 Schofield Avenue Schofield, WI 54476	3,925,780	12.3%

James Higgins 1326 Schofield Avenue Schofield, WI 54476	3,281,879	10.3%

Sue Baacke 1326 Schofield Avenue Schofield, WI 54476	100,000	0.3%*

Chuck Phillips 35 Swamp Creek Road Erwinna, PA 18920	2,300,000	7.2%

All directors and officers as a group (4 persons)	9,607,659	30.1%
_______________
* denotes less than 1.0%

(1) Based on a total of 31,933,153 shares outstanding as of February 7, 2013.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

During the year ended June 30, 2012, the Company issued 400,000 cashless warrants to Mr. Russell Mitchell as an award for entry into the Walgreen and CVS/pharmacy drugstores.

During the year ended June 30, 2012, the Company issued 300,000 shares of common stock to Charles A. Phillips in consideration for his past and ongoing services to the Company and participation on the company’s Board of Directors.

During the year ended June 30, 2011, the Company issued 400,000 shares of restricted common stock each to Mr. James Higgins and Mr. Russell Mitchell for directors’ fees.  Mr. Russell Mitchell was also awarded 500,000 shares of restricted common stock for the successful completion and publication of the clinical study.  No related party transactions were recorded for the year ended June 30, 2010.

Director Independence

Charles A. Phillips is the Company’s sole “independent” directors. Under the National Association of Securities Dealers Automated Quotations definition, an “independent director” means a person other than an officer or employee of the Company or its subsidiaries or any other individuals having a relationship that, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $60,000 during the current or past three fiscal years;  (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of PuraMed has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of PuraMed’s outside independent registered public accounting firm.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Minnesota state law. Our By-laws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by New York law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stock Holders has been passed upon by the law firm of Lucosky Brookman LLP.

EXPERTS

The financial statements of PuraMed Bioscience Inc. as of June 30, 2012, appearing in the prospectus and registration statement have been audited by Tanner LLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report on the authority of such firm as experts in accounting and auditing.  The financial statements of PuraMed Bioscience Inc. as of June 30, 2011, appearing in the prospectus and registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of PuraMed Bioscience Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
PuraMed BioScience, Inc.

We have audited the accompanying balance sheet of PuraMed BioScience, Inc. (the Company) as of June 30, 2012, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of the Company as of June 30, 2011 and for the year then ended were audited by other auditors whose report thereon dated September 28, 2011, expressed an unqualified opinion on those statements and contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, before the effects of the adjustments to retrospectively reflect the correction of an error described in Note H.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PuraMed BioScience, Inc. as of June 30, 2012, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note B, the Company has negative working capital, has incurred operating losses and negative cash flows from operating activities, expects to incur further losses, and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters also are described in Note B.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited the adjustments described in Note H that were applied to restate the June 30, 2011 financial statements to correct an error.  In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the June 30, 2011 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the June 30, 2011 financial statements taken as a whole.

/s/ Tanner LLC

October 12, 2012
Salt Lake City, Utah

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
PuraMed BioScience, Inc.

We have audited, before the effects of the adjustments for the correction of the error described in Note H, the accompanying balance sheet of PuraMed BioScience, Inc.  (the Company) as of June 30, 2011, and the related  statements of operations, changes in  stockholders’ deficit, and cash flows for the year then ended. (The 2011 financial statements before the effects of the adjustments discussed in Note H have been withdrawn and are not presented herein.) The 2011 financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, except for the error described in Note H, the 2011 financial statements referred to above present fairly, in all material respects, the financial position of PuraMed BioScience, Inc. as of June 30, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the error described in Note H, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Tanner LLC.

The accompanying 2011 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has cash flow constraints, an accumulated deficit, and has not engaged in any significant operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 28, 2011

PURAMED BIOSCIENCE, INC.

Balance Sheets

		June 30,
	June 30,	2011
	2012	(Restated)
ASSETS

Current Assets
Cash	$562	$93,879
Accounts Receivable	3,370	316
Inventory	168,631	93,468
Prepaid Expenses	36,856	4,513
Total Current Assets	209,419	192,176

Property and Equipment
Computer Software	2,483	3,760
Computer Hardware	5,338	5,259
Equipment	2,136	2,136
Accumulated Depreciation	(2,805)	(2,326)
Net Property and Equipment	7,152	8,829

Other Assets
PuraMed Bioscience Products, net of accumulated
amortization of $250,413 and $202,409, respectively	85,619	133,623
Trademarks, net of amortization of $1,139 and $0, respectively	14,998	15,543
Patent	83,277	53,491
Total Other Assets	183,894	202,657
Total Assets	$400,465	$403,662

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$359,785	$116,064
Accrued Wages - Officers	155,628	122,505
Accrued Expenses	25,555	17,769
Short-term Convertible Note, net of discount	43,941	72,537
Convertible Bond Payable, net of discount	449,510	-
Derivative Liability - Warrants	229,461	318,355
Derivative Liability - Convertible Debt	202,844	208,505
Total Current Liabilities	1,466,724	855,735

Long-term Liabilities
Convertible Bond Payable, net of discount	-	312,843
Total Liabilities	1,466,724	1,168,578

Commitments and Contingencies

Stockholders' Deficit
Undesignated shares, 5,000,000 shares authorized, none issued
Common Stock, $.001 par value, 45,000,000 shares
authorized, 24,033,320 shares and 19,288,643 shares issued
and outstanding, respectively	24,033	19,289
Additional Paid in Capital	4,696,336	3,281,054
Deficit Accumulated	(5,786,628)	(4,065,259)
Total Stockholders' Deficit	(1,066,259)	(764,916)
Total Liabilities and Stockholders' Deficit	$400,465	$403,662

See accompanying notes to financial statements.

PURAMED BIOSCIENCE, INC.

Statements of Operations

	Year Ended June 30, 2012	Year Ended June 30, 2011 (Restated)
Net Revenues	$693,060	$8,593

Cost of Sales	(183,745)	(7,395)

Gross Profit	509,315	1,198

Operating Expenses
Selling, General and Administrative Expenses	180,751	79,592
Amortization and Depreciation Expense	51,445	48,635
Professional Fees	406,515	301,308
Marketing and Advertising Expense	749,141	329,978
Research and Development	17,979	59,004
Salaries	55,313	77,775
Officer's Salaries	396,846	192,000

Total Operating Expenses	1,857,990	1,088,292

Loss from Operations	(1,348,675)	(1,087,094)

Other Income/(Expense)
Interest Income	-	2
Interest Expense	(475,611)	(324,849)
Loss on Disposal of Assets	(302)	-
Gain/(Loss) on Derivative Liability	103,219	(76,992)

Net Other Expense	(372,694)	(401,839)

Net Loss	$(1,721,369)	$(1,488,933)

Loss per Common Share - Basic and Diluted	$(0.08)	$(0.10)

Weighted Average Common Shares
Outstanding - Basic and Diluted	21,583,618	15,544,599

See accompanying notes to financial statements.

PURAMED BIOSCIENCE, INC.

Statements of Stockholders’ Deficit (Restated)

	Common Stock		Additional	Deficit
	Shares	Amount	Paid In Capital	Accumulated	Total

Balances at July 1, 2010	13,871,839	$13,871	$2,533,706	$(2,576,326)	$(28,749)

Stock and warrants issued for cash,
net of issuance costs of $6,109	1,826,427	1,828	119,463	-	121,291
Stock issued for note payable conversion	1,624,289	1,624	138,776	-	140,400
Stock issued for services	1,966,088	1,966	351,526	-	353,492
Stock warrants issued	-	-	12,200	-	12,200
Retirement of derivative liability upon
conversion of note payable	-	-	125,383	-	125,383
Net loss - restated	-	-	-	(1,488,933)	(1,488,933)
Balances as of June 30, 2011	19,288,643	19,289	3,281,054	(4,065,259)	(764,916)

Stock and warrants issued for cash,
net of issuance costs of $4,500	1,575,287	1,575	360,125	-	361,700
Stock issued for note payable conversion	2,546,270	2,546	314,654	-	317,200
Stock issued for services	623,120	623	149,479	-	150,102
Stock warrants issued for services	-	-	322,500	-	322,500
Issuance of derivative liability - warrants	-	-	(87,090)	-	(87,090)
Retirement of derivative liability upon
conversion of note payable	-	-	355,614	-	355,614
Net loss	-	-	-	(1,721,369)	(1,721,369)

Balances as of June 30, 2012	24,033,320	$24,033	$4,696,336	$(5,786,628)	$(1,066,259)

See accompanying notes to financial statements.

PURAMED BIOSCIENCE, INC.

Statements of Cash Flows

	Year Ended June 30, 2012	Year Ended June 30, 2011 (Restated)

Cash flows from operating activities
Net loss	$(1,721,369)	$(1,488,933)

Changes in non cash working capital items:
Stock issued for services	150,102	353,492
Warrants issued for services	322,500	-
Depreciation	2,302	631
Amortization	49,142	48,005
Accretion on discount on convertible bond	136,667	136,666
Accretion on discount on Asher notes	276,404	137,537
(Gain)/loss on derivative liability	(103,219)	76,992
Loss on disposal of assets	302	-
Changes in Operating assets and liabilities:
Accounts receivable	(3,054)	(215)
Inventory	(75,163)	(67,637)
Prepaid expenses	(32,343)	509
Accounts payable	243,721	100,025
Accrued wages - Officers	33,123	89,502
Accrued expenses	16,174	7,145

Net cash used for operating activities	(704,711)	(606,281)

Cash flows from investing activities
Patent acquisition costs	(29,786)	(16,105)
Purchase of property and equipment	(927)	(7,263)
Trademark acquisition costs	(593)	(4,443)

Net cash used for investing activities	(31,306)	(27,811)

Cash flows from financing activities
Proceeds from notes	281,000	250,400
Proceeds from sale of stock and warrants,
net of issuance costs	361,700	451,540
Stock warrants issued with sale of common stock	-	12,200

Net cash provided by financing activities	642,700	714,140

Net increase (decrease) in cash	(93,317)	80,048

Cash at beginning of the year	93,879	13,831

Cash at end of the year	$562	$93,879

Supplemental disclosures of noncash investing and financing activities and other cash flow information:
Short-term debt converted to common stock	$317,200	$140,400
Retirement of derivative liability - convertible debt	359,424	195,383
Issuance of derivative liability - warrants	87,090	415,085
Issuance of derivative liability - convertible debt	281,000	365,198
Interest paid with cash	41,706	40,937

See accompanying notes to financial statements.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PuraMed Bioscience, Inc. (PuraMed, or the Company) was incorporated as a Minnesota corporation during May 2006 as a subsidiary of Wind Energy America, Inc. (formerly Dotronix, Inc.).  As of April 12, 2007 the Company was spun-off from its parent company. PuraMed Bioscience, Inc. operates from one location in central Wisconsin. The Company is in the business of developing proprietary non-prescription drugs with unique delivery systems, including LipiGesic®M, a migraine headache remedy, LipiGesic®H, a tension headache product and LipiGesic®PM, a sleep inducing remedy for insomnia.

Past development of these PuraMed OTC (Over The Counter) products was conducted by PuraMed’s two principal officers, Russell Mitchell and James Higgins.

PuraMed entered the OTC medicine marketplace commercially in December 2009 by employing “direct to consumer” marketing via a 120-second Television commercial.  A “direct to consumer” print campaign also commenced in September 2010.  The Company is currently undergoing activities to gain broad retail distribution for its migraine remedy through mainstream drug store chains, mass merchandisers, and food chains.  The Company was able to place its product, LipiGesic M in the national retail chains of Walgreens and CVS during the fiscal year ended June 30, 2012.  Cumulatively Walgreens and CVS account for 15,000 stores. The Company is currently working to place its product in at least one more retail drugstore chain.  Once the market for the LipiGesic® M migraine headache product is established, the company will launch its second product commercially.

Use of Estimates

The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. The carrying value of the Company’s investments in PuraMed BioScience products represents significant estimates. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Cash, receivables, revolving debt, accounts payable, and accrued liabilities are carried at amounts that reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest that are consistent with current market rates.

Inventory

The Company uses the FIFO valuation method for its inventories.  The Company records its inventories at the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated lives are three years for computer software, five years for computer hardware and 7 years for equipment.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PuraMed® BioScience Products

LipiGesic® products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how, trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated life of seven years.

Amortization expense relating to the PuraMed® BioScience Products is expected to be as follows:

Year ending June 30,
2013	$48,005
2014	37,614
$85,619

Trademarks

Trademarks consist of legal fees to acquire our trademarks. As of June 30, 2012, the trademark applications have been approved and amortization is being recorded.  Amortization is calculated on the straight-line method over the estimated useful lives of ten years.  Amortization in the amount of $1,139 was recorded for 2012.  No amortization was recorded for 2011.

Amortization expense relating to the trademarks is expected to be as follows:

Year ending June 30,
2013	$1,614
2014	1,614
2015	1,614
2016	1,614
2017	1,614
Thereafter	6,928
$14,998

Patent

In addition to the trademarks, the Company has completed and filed its final patent application on LipiGesic® M. We are waiting for approval from the US Patent and Trademark Office, therefore no amortization has been recorded.   Once the patent has been approved, an appropriate life will be used to amortize it.

Impairment of Long-Lived Assets

The carrying value of long-lived assets is reviewed periodically or when factors indicating impairment are present. The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company believes that no impairment exists at June 30, 2012.

Convertible Debt

The Company has obtained funding using convertible notes.  These notes may be settled entirely or partly in cash or other stock. It has been determined that these notes have embedded derivatives.  See Note D.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition Policy

Revenue is recorded when the following fundamental criteria are met:  (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.

Research and Development

Research and development costs are expensed as incurred. Assets that are required for research and development activities, and have alternative future uses, in addition to its current use, are included in equipment and depreciated over their estimated useful lives.

Loss per common share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per common share assumes the exercise of stock options and warrants using the treasury stock method, if dilutive. Potentially dilutive shares of 3,796,060 and 2,185,822 as of June 30, 2012 and 2011, respectively, were not included in the calculation of diluted shares, as their effect would have been antidilutive.

Stock Based Compensation

The Company accounts for equity securities issued to non-employees for services and goods under Equity Based Payments to Non-Employees.  The equity securities issued for services or goods are for common shares. These shares or warrants are fully vested, non-forfeitable and fully paid or exercisable at the date of grant and require no future performance commitment by the recipient.

For stock based compensation issued to employees, the Company has issued fully vested warrants.

The Company expenses the fair market value of these securities over the period in which the Company receives the related services.

The following inputs and variables were used in the calculations for warrants issued for stock based compensation to employees and non-employees for the year ended June 30, 2012:

Stock Price	$0.30 – 0.405
Exercise Price	0.25
Volatility	314.9 – 331.3%
Expected Term (Years)	3.00
Expected Dividends	$0.0
Discount Rate	0.4%
Fair Value Measurements

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1       Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2       Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 3       Unobservable inputs that are used when little or no market data is available, which require the Company to develop its own assumptions about how market participants would value the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosure each quarter. Assets and liabilities measured at fair value on a recurring basis as of June 30, 2012 and 2011are summarized as follows:

	Fair Value as of June 30, 2012
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liability – Warrants	$-	$-	$229,461	$229,461
Derivative Liability – Convertible Debt	-	-	202,844	202,844
Total	$-	$-	$432,305	$432,305

	Fair Value as of June 30, 2011
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liability - Warrants	$-	$-	$318,355	$318,355
Derivative Liability – Convertible Debt	-	-	208,505	208,505
Total	$-	$-	$526,860	$526,860

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value on a recurring basis during the year ended June 30, 2012:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Derivative Liability – Warrants	Derivative Liability – Convertible Debt	Total
Beginning balance, July 1, 2010	$-	$--	$-
Issuances	415,086	446,689	861,775
Retirements	-	(195,383)	(195,383)
Gain on derivative liability	(96,731)	(42,801)	(139,532)
Beginning balance, June 30, 2011	318,355	208,505	526,860
Issuances	87,090	378,809	465,899
Retirement	-	(359,424)	(359,424)
Gain on Derivative Liability	(175,984)	(25,046)	(201,030)
Ending balance, June 30, 2012	$229,461	$202,844	$432,305

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which may, at times, exceed federally insured limits. To date, the Company has not experienced a loss of or lack of access to its cash. However, no assurance can be provided that access to the Company’s cash will not be impacted by adverse conditions in the financial markets. Concentrations of net revenues for the periods ended June 30, 2012 were as follows:

Customer A	81%
Customer B	17%

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of accounts receivable as of June 30, 2012 were as follows:

Customer B	100%

No customers comprised more than 10% of either net revenues or accounts receivable as of and for the year ended June 30, 2011.

The Company purchases a number of components from single sources.  In some cases, alternative sources of supply are not available.  In other cases, the Company may establish a working relationship with a single source, even when multiple suppliers are available, if the Company believes it is advantageous to do so due to performance, quality, support, deliver, capacity or price considerations.  If the supply of a critical single-source materials or component were delayed or curtailed, the Company's ability to ship the related product in desired quantities and in a timely manner could be adversely affected.  Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could adversely affect operating results.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards (ASC) Update No. 2012-02 – Intangibles – Goodwill and Other (Topic 350), testing Indefinite-Lived Intangible Assets for Impairment.  In April 2011, FASB issued ASC Update No. 2011-04 – Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IFRS.  In December 2010, FASB issued ASC Update No. 2010-28—Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force). In August of 2010, the FASB issued ASC Update 2010-22, Accounting for Various Topics, Technical Corrections to SEC Paragraphs, and Update No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies (SEC Update).

The Company has considered these and other recent accounting pronouncements of which the Company is aware, and the Company believes their adoption has not had, and will not have, any material impact on our financial position or results of operations.

B.	FINANCING ARRANGEMENTS, MANAGEMENT PLANS, AND GOING CONCERN CONSIDERATIONS

Financing Arrangements

As of June 30, 2012, the Company had a cash balance of $562 and negative working capital of $1,257,305.  Short-term debt accounted for $493,451.  The Company intends to raise the funds needed to implement the Company’s plan of operation through both private sales of debt and equity securities. There is no assurance, however, that the Company will be successful in raising the necessary capital to implement its business plan, either through debt or equity sources.

The Company incurred net losses of $1,721,369 and $1,488,933, for the years ended June 30, 2012 and 2011, respectively.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

B.	FINANCING ARRANGEMENTS, MANAGEMENT PLANS, AND GOING CONCERN CONSIDERATIONS (Continued)

Going Concern

As of June 30, 2012, the Company had negative working capital and minimal funds needed to accomplish its planned business strategy or support its projected expenses. The Company plans to obtain the needed working capital primarily through sales of its common stock, which there is no assurance it will be able to accomplish. If the Company cannot obtain substantial working capital through common stock sales or other sources (if any), it will be forced to curtail its planned business operations. If the Company is unable to obtain additional financing, its ability to continue as a going concern is doubtful.

C.	INVENTORY

Inventory consists of raw materials and finished goods. Raw materials are the components, including boxes, inserts, liquid medicine and packaging materials that have not been combined into the final product, ready for sale.  Finished goods are the final product, available for sale. The raw materials inventory will be assembled and placed in finished goods inventory when that amount is significantly reduced. Due to the lack of degradation of the material, no adjustment for obsolescence is necessary. The following is inventory as of June 30, 2012 and 2011:

	2012	2011
Raw Materials	$60,162	$87,215
Finished Goods	108,469	6,253
Total Inventory	$168,631	$93,468

D.	NOTES PAYABLE TRANSACTIONS

During the fiscal years ended June 2012 and 2011, the Company has issued various 8% secured convertible notes (the Asher Notes). As discussed in Note H, the Company has bifurcated the convertible debt agreements according to the guidance provided by ASC 815-15-25.  The principal and accrued interest for these notes is payable nine months after issuance, or such earlier date as defined in the agreement.  The notes are convertible by the holder at any time after the issue date and by the Company at any time after issue with conversion periods as defined in the agreement.  The notes are convertible into shares of the Company’s common stock at a price of 50% of the average of the three lowest closing bid prices of the stock during the ten trading day period ending one day prior to the date of conversion. The holder is not entitled to convert any portion of the Asher Notes to the extent that the shares to be issued in connection therewith would cause the holder’s beneficial ownership of the Company’s common stock to exceed 4.99% of the outstanding shares of the Company’s common stock.  Because of the operation of the floating conversion price and the holder’s ability to convert as described above, the Company is unable to determine at any time that number of shares into which the Asher Notes are convertible.

The Asher Notes contain customary representations and warranties, customary affirmative and negative covenants, customary anti-dilution provisions, and customary events of default that accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Asher Notes.  A default on the Asher Notes could lead to certain penalties, including an obligation to (a) pay all of the following, plus an additional 50% of (i) default interest, (ii) other monetary penalties, and (iii) the outstanding balance on the Asher Notes.

The holder is entitled to have all shares issued upon conversion listed upon each national securities exchange or other automated quotation system, if any, upon which shares of the Company’s common stock are then listed.

The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations.  The Company values the embedded derivative using a binomial option-pricing model.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

D.	NOTES PAYABLE TRANSACTIONS (Continued)

A binomial option-pricing model was used to value the derivative liability with the following inputs:


Stock Price – The Stock Price was based on the closing price of the Company’s common stock on the valuation date.  The valuation date can either be the date of issuance of the convertible debt note or the last day of a reporting period (the Valuation Date).  Stock prices on Valuation Dates ranged from $0.20 to $0.99.

	Variable Conversion Price – The variable conversion price was based on 50% of the average of the three lowest stock bid prices out of the last 10 trading days prior to the Valuation Date.
	Time to Maturity – The time to maturity was determined based on the length of time between the Valuation Date and the maturity of the debt.

Risk Free Rate – The risk free rate was based on the US treasury note rate as of the Valuation Dates with term commensurate with the remaining term of the debt.  The risk free rates used ranged between .03% and .22%.

	Volatility – The volatility was based on the historical volatility of the Company, using a time period to calculate volatility commensurate with the Time to Maturity.

E.	RELATED PARTY TRANSACTIONS

On November 13, 2009, the Company issued an unsecured convertible bond payable for $500,000 to Charles Phillips, a member of the Board of Directors.  The bond has an annual interest rate of 8% paid monthly and matures in three years on November 13, 2012.  The note is convertible immediately through maturity at $1.00 per share or 500,000 shares of common stock, which created a beneficial conversion feature.  The amount of the beneficial conversion feature was recorded as a discount and is accreted over the life of the debt.  The balance of the discount as of June 30, 2012 and 2011 was $50,490 and $187,157, respectively.

During the year ended June 30, 2012, the Company issued 400,000 cashless warrants to Russell Mitchell with a value of $0.25 per share with an exercise price of $0.25.  The Company also issued 300,000 shares of common stock at a rate of $0.25 per share to Charles A. Phillips.

During the year ended June 30, 2011, the Company issued 400,000 shares of restricted common stock each to Mr. James Higgins and Mr. Russell Mitchell for directors’ fees.  Mr. Russell Mitchell was also awarded 500,000 shares of restricted common stock for the successful completion and publication of the clinical study.

F.	STOCKHOLDER'S DEFICIT

During August to October 2010, pursuant to the S-1 Registration, the Company sold a total of 174,760 shares of common stock at prices ranging from $0.41 to $0.74 per share, for total proceeds of $90,000 to Lincoln Park Capital, LLC.  In addition 2,754 shares, in the amount of $1,492, were provided to Lincoln Park Capital, LLC as financing commitment shares. This leaves 1,475,240 registered shares as of June 30, 2011 available for future sales pursuant to the effective S-1 Registration Statement.

During the fiscal year ended June 30, 2012, pursuant to the S-1 Registration, the Company sold a total of 767,287 shares of common stock at prices ranging from $0.25 to $0.293 per share, for total proceeds of $200,000 to Lincoln Park Capital, LLC.  In addition, 6,120 shares, in the amount of $1,602, were issued to Lincoln Park Capital, LLC as commitment shares. This left 707,953 registered shares available as of June 30, 2012 for future sales pursuant to the S-1 Registration Statement; however, the Company has made no additional sales and anticipates that no further sales will be made under the Lincoln Park Capital Agreement, which expires in October 2012.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

F.	STOCKHOLDER'S DEFICIT (Continued)

Common Stock for Services

During the fiscal year ended June 30, 2011, the Company issued a total of 666,088 common shares to certain persons in consideration for financial, management, marketing, legal and promotional services, valued at a total of $158,492 based on common stock prices ranging from $0.15 to $1.00.

On March 25, 2011, the Company issued 800,000 shares of PuraMed common stock based on $0.15 per share to be divided equally among its two Board of Director members, Messrs. Mitchell and Higgins in consideration for their serving on the Board of Directors for the current year.

On April 4, 2011, Company issued 500,000 shares of restricted common stock to Mr. Russell Mitchell, the CEO of the Company, for the successful completion and publication of the clinical study.  The stock was valued at $0.15 per share.

During the fiscal year ended June 30, 2012, the Company issued a total of 623,120 common shares to certain persons in consideration for financial, management, marketing, legal and promotional services, valued at a total of $150,102 based on common stock prices ranging from $0.15 to $0.293.

Equity Securities for Cash

During the year ended June 30, 2011, the Company issued a total of 86,667 common shares to accredited or qualified investors in isolated transactions for a total amount of $13,000 at $0.15 per share.

During the year ended June 30, 2011, the Company sold 244,000 shares of restricted common stock with warrants for $36,600, $24,400 for stock and $12,200 for the warrants, to accredited or qualified investors in isolated transactions, at prices ranging from $0.30 to $0.50 per unit, of which there are two shares and one warrant per unit.

During the year ended June 30, 2011, the Company sold 1,321,000 shares of restricted common stock with warrants for $330,250, to thirty-three private investors at a rate of $0.50 per unit, of which there are two shares and one warrant per unit.  In accordance with guidance in ASC 815-40-25-1 and ASC 815-40-25-8, the Company has determined the warrants issued have net cash settlement provisions that require classification as derivative liabilities rather than permanent equity. In accordance with such accounting rules, derivative instruments are recorded at fair value and marked-to-market each period until they are exercised or expire, with any change in the fair value charged or credited to income each period. Because these warrants do not trade in an active securities market, their fair value was estimated using a binomial option-pricing model.

During the fiscal year ended June 30, 2012, the Company issued 500,000 cashless warrants, at a conversion rate of $0.25 per share, to four separate consulting firms in connection with the successful entry into the Walgreen and CVS pharmacy drugstores and the associated marketing support.  Because these warrants do not trade in an active securities market, their fair value was estimated using the Black Scholes option-pricing model and were valued at $181,500.  These warrants expire after three years from date of issuance.  The Company classifies these warrants within permanent equity as additional paid-in capital in accordance with FASB ASC 815-40.

During the fiscal year ended June 30, 2012, the Company issued 400,000 cashless warrants, at a conversion price of $0.25 per share, to CEO Russell W. Mitchell in connection with the successful entry into the Walgreen and CVS pharmacy drugstores.  Because these warrants do not trade in an active securities market, their fair value was estimated using the Black Scholes option-pricing model, and were valued at $141,000.  These warrants expire after three years from date of issuance.  The Company classifies these warrants within permanent equity as additional paid-in capital in accordance with FASB ASC 815-40.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

F.	STOCKHOLDER'S DEFICIT (Continued)

During the fiscal year ended June 30, 2012, the Company sold 380,000 shares of restricted common stock with 190,000 warrants for $95,000, to four private investors at a rate of $0.50 per unit, of which there are two shares and one warrant per unit.  In accordance with guidance in ASC 815-40-25-1 and ASC 815-40-25-8, the Company has determined the warrants issued have net cash settlement provisions that require classification as derivative liabilities rather than permanent equity. In accordance with such accounting rules, derivative instruments are recorded at fair value and marked-to-market each period until they are exercised or expire, with any change in the fair value charged or credited to income each period. Because these warrants do not trade in an active securities market, their fair value was estimated using a binomial option-pricing model.

The Company recognized a net gain of $103,219 from the combination of a day one loss and a gain from the change in fair value of these warrants from the date of issuance to year end.

During the fiscal year ended June 30, 2012, the Company sold 70,000 shares of restricted common stock with warrants for $17,500, to three private investors at a rate of $0.50 per unit, of which there are two shares and one warrant per unit.

During the fiscal year ended June 30, 2012, the Company sold 358,000 shares of restricted common stock for $53,700 to three private investors at a rate of $0.15 per share.

The following inputs and variables were used in the calculations for warrants and cashless warrants for the year ended June 30, 2012:

	Warrants	Cashless Warrants
Stock Price	$0.33 – 0.55	$0.30 – 0.405
Exercise Price	0.50	0.25
Volatility	256.3 – 281.2%	314.9 – 331.3%
Expected Term (Years)	3.00	3.00
Expected Dividends	$-	$-
Discount Rate	0.3 – 0.7%	0.4%

The following inputs and variables were used in the calculations for the warrants for the year ended June 30, 2011:

Warrants
Stock Price	$0.49
Exercise Price	0.50
Volatility	277.2%
Expected Term (Years)	3.00
Expected Dividends	$-
Discount Rate	0.8%

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

F.	STOCKHOLDER'S EQUITY (Continued)

Warrant Activities

The following table summarizes our warrant activities for the years ended June 30, 2012 and 2011:

	Shares	Weighted Average Exercise Price
Outstanding at July 1, 2010	275,000	$1.36
Issued	782,500	0.47
Exercised	-	0.00
Cancelled or expired	-	0.00
Outstanding at June 30, 2011	1,057,500	0.70
Issued	1,125,000	0.29
Exercised	-	0.00
Cancelled or expired	-	0.00
Outstanding at June 30, 2012	2,182,500	0.49

G.	INCOME TAXES

The Company accounts for income taxes using an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The valuation allowances have been established to offset net deferred tax assets due to the uncertainty of their realization.

A reconciliation of estimated income tax expense (benefit) to the amount of computed using statutory federal rates is as follows:

	Year Ended June 30,
	2012	2011 (Restated)
Tax benefit at federal statutory rate of 35%	$(602,478)	$(595,573)
State taxes net of federal benefit	(86,068)	(74,447)
Derivative loss	69,274	152,435
Other	4,333	1,453
Change in valuation allowance	614,939	516,132
Provision	$-	$-

No net deferred income tax assets have been provided for the temporary differences between the financial reporting and income tax basis of the Company due to the valuation allowances outlined below:

	Year Ended June 30,
	2012	2011 (Restated)
	Asset	Asset
Deferred tax asset - Net operating loss carry forward	$2,004,290	$1,403,937
Deferred tax asset – Depreciation	52,375	10,078
Deferred tax asset – Accrued officer salaries	8,090	35,801
Valuation allowance	(2,064,755)	(1,449,816)
Net deferred tax asset	$-	$-

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

G.	INCOME TAXES (Continued)

The Company has estimated federal and state net operating loss carryforwards of $5,010,725 expiring in the years 2025 through 2032.  The estimated tax benefit of these net operating loss carryforwards, based on an effective combined federal and state rate of 40% is $2,004,290 and $1,403,937 for the years ended June 30, 2012 and 2011 respectively. The Company has established a valuation allowance equal to the amount of cumulative tax assets. Accordingly, no net deferred income tax assets, nor any current or deferred income tax benefits, have been recognized at June 30, 2012 or 2011.

The Company believes it is no longer subject to United States or Minnesota state income tax examinations for years before 2008. The amount of net operating losses arising from fiscal years before 2008 is still subject to examination until expiration.

H.	RESTATEMENT OF FINANCIAL STATEMENTS

During the fiscal years ended June 2012 and 2011, the Company has issued various 8% secured convertible notes (the Asher Notes). The Company failed to bifurcate the convertible debt agreements issued to Asher Enterprises, Inc. See Note D.

The Company has determined that is should account for the fair value of the conversion features separately as an embedded derivative. Through June 30, 2011, the Company had issued $315,000 of Asher Notes. The Company has determined that as of June 30, 2011 that 1) the fair value of the derivative liability related to these Asher Notes upon issuance of the notes was $446,689  2) a discount to the convertible debt principal should have been recorded for $315,000, and 3) a derivative expense should have been  recorded for $131,689 during the fiscal year ended June 30, 2011. Amortization of debt discount amounted should have been $207,537 during the year ended June 30, 2011. Furthermore, for the fiscal year ended June 30, 2011, the Company should have recognized a gain in the fair value of the embedded derivative of $42,801 and reduced the embedded derivative liability by this same amount. $135,000 of the Asher Notes were converted into the Company’s common stock during the year ended June 30, 2011, resulting in a reduction to the derivative liability and an increase to additional paid-in capital of $195,383. The value of the derivative liability was $208,505 as of June 30, 2011.

The conversion features of the convertible notes had previously been accounted for as beneficial conversion features that were immediately expensed.  Interest expense and additional paid-in capital were reduced for the fiscal year ended June 30, 2011 by $315,000.

The income tax provision changes for the year ended June 30, 2011 include the removal of the beneficial conversion features and the derivative liability expenses which amounted to a reduction in the taxable loss of $328,280 which resulted in a decrease in the deferred tax assets and related allowance for the deferred tax asset of $131,311.  As reported on the June 30, 2011, the taxable loss carry forward was $3,838,119.  The loss carry forward should have been reported as $3,509,839 as of June 30, 2011.  The deferred tax asset – net operating loss originally recorded as of June 30, 2011 was $1,535,248, but has now been properly stated at $1,403,937.  The valuation allowance originally recorded as of June 30, 2011 was $1,581,127, but has now been properly stated at $1,449,816.

The financial statements as of and for the fiscal year ended June 30, 2011 have been restated to properly state the amounts indicated above.

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

Changes to the balance sheet – June 30, 2011

The following table indicates the adjustments that were made to the balance sheet as a result of the corrections for the convertible debt bifurcation.

The embedded derivative is included in current liabilities based upon the June 30, 2011 value. The Company failed to bifurcate the convertible debt agreements issued to Asher Enterprises, Inc.  The adjustments due to recording the debt discount associated with the derivative liability are also indicated in the below table.

	June 30, 2011
	As Previously Reported	Adjustments	As Restated
LIABILITIES
Accounts Payable	$116,064	$-	$116,064
Accrued Wages – Officers	122,505	-	122,505
Accrued Expenses	17,769	-	17,769
Short-term Convertible Note, net of discount	180,000	(107,463)	72,537
Convertible Bond Payable	312,843	-	312,843
Derivative Liability – Warrants	318,355	-	318,355
Derivative Liability – Convertible Debt	-	208,505	208,505
Total Liabilities	$1,067,536	$101,042	$1,168,578
STOCKHOLDERS' DEFICIT
Undesignated Shares
Common Stock	$19,289	$-	$19,289
Additional Paid In Capital	3,400,671	(119,617)	3,281,054
Accumulated Deficit	(4,083,834)	18,575	(4,065,259)
Total Stockholders' Deficit	$(663,874)	$(101,042)	$(764,916)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statements of Operations for the year ended June 30, 2011.

1)
Other income was increased by $42,801 as a result of the gain in fair value from the embedded derivative. This gain is based upon guidance of ASC 815-15, and the fair value of the derivative liability was determined as of June 30, 2011.

2)
Interest expense was increased by $207,537 as a result of the amortization of the debt discount related to the convertible debt agreements, and interest expense was decreased by $315,000 to remove the accounting entries originally recording the conversion features as a beneficial conversion feature (that was immediately expensed).

3)	An embedded derivative expense was recognized for $131,689 from the initial recording of the convertible debt based upon guidance of ASC 815-15.

Statement of Operations

	For the Year Ended June 30, 2011
	As Previously Reported	Adjustments	As Restated
Total Net Revenue	$8,593	$-	$8,593
Total Cost of Sales	(7,395)	-	(7,395)
Gross Profit	1,198	-	1,198
Operating Expenses:
Selling, General and Administrative Expenses	79,592	-	79,592
Amortization and Depreciation Expenses	48,635	-	48,635
Professional Fees	301,308	-	301,308
Marketing and Advertising Expense	329,978	-	329,978
Research and Development	59,004	-	59,004
Salaries	77,775	-	77,775
Officers’ Salaries	192,000	-	192,000
Total Operating Expenses	(1,088,292)	-	(1,088,292)
Loss from Operations	(1,087,094)	-	(1,087,094)
Other Income/(Expense)
Interest Income	2	-	2
Interest Expense	(432,312)	107,463	(324,849)
Gain/(Loss) on Derivative Liability	11,896	(88,888)	(76,992)
Net Loss from Operations	$(1,507,508)	$18,575	$(1,488,933)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statement of Cash Flows for the year ended June 30, 2011.

1)	Net Loss from operations decreased by $18,575 due to adjustments to the Statements of Operations listed above.
2)	An increase to noncash adjustments from operating activities was recognized from the amortization of debt discount of the Asher Enterprises convertible debt.

	For the Year Ended June 30, 2011
	As Previously Reported	Adjustments	As Restated

Cash flows from operating activities
Net Loss	$(1,507,508)	$18,575	$(1,488,933)
Adjustments to reconcile net income to net cash provided
by operating activities:
Stock issued for services	353,492	-	353,492
Depreciation	631	-	631
Amortization	48,005	-	48,005
Accretion on discount on convertible bond	136,666	-	136,666
Beneficial conversion feature	245,000	(245,000)	-
Accretion on discount on Asher notes	-	137,537	137,537
(Gain)/loss on derivative liability	(11,895)	88,888	76,993
Changes in Operating assets and liabilities:
Accounts receivable	(215)	-	(215)
Inventory	(67,637)	-	(67,637)
Prepaid expenses	509	-	509
Accounts Payable	100,025	-	100,025
Accrued wages – Officers	89,502	-	89,502
Accrued expenses	7,144	-	7,144
Net cash provided by operating activities	(606,281)	-	(606,281)
Net cash used in investing activities	(27,811)	-	(27,811)
Cash flows From financing activities:
Convertible note borrowings	250,400	-	250,400
Proceeds from sale of stock	451,540	-	451,540
Stock warrants issued with sale of common stock	12,200	-	12,200
Net cash provided by financing activities	714,140	-	714,140
Net increase in cash and cash equivalents	80,048	-	80,048
Cash and cash equivalents, beginning of the year	13,831	-	13,831
Cash and cash equivalents, end of the year	$93,879	$-	$93,879

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

Changes to the balance sheet – September 30, 2011

The following table indicates the adjustments that were made to the balance sheet as a result of the corrections for the convertible debt bifurcation.

The embedded derivative is included in current liabilities based upon the September 30, 2011 value. The Company failed to bifurcate the convertible debt agreements issued to Asher Enterprises, Inc.  The adjustments due to recording the debt discount associated with the derivative liability are also indicated in the below table.

	September 30, 2011
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)

LIABILITIES
Accounts Payable	$180,482	$-	$180,482
Accrued Wages – Officers	141,522	-	141,522
Accrued Expenses	18,632	-	18,632
Short-term Convertible Note, net of discount	155,000	(87,519)	67,481
Convertible Bond Payable	347,010	-	347,010
Derivative Liability – Warrants	475,197	-	475,197
Derivative Liability – Convertible Debt	-	181,111	181,111
Total Liabilities	$1,317,843	93,592	$1,411,435
STOCKHOLDERS' DEFICIT
Undesignated Shares
Common Stock	$20,388	$-	$20,388
Additional Paid In Capital	3,535,072	(84,850)	3,450,222
Accumulated Deficit	(4,482,696)	(8,742)	(4,491,438)
Total Stockholders' Deficit	$(927,236)	$(93,592)	$(1,020,828)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statements of Operations for the three months ended September 30, 2011.

1)
Other income was increased by $27,317 as a result of the gain in fair value from the embedded derivative. This gain is based upon guidance of ASC 815-15, and the fair value of the derivative liability was determined as of September 30, 2011.

2)
Interest expense was increased by $69,944 as a result of the amortization of the debt discount related to the convertible debt agreements, and interest expense was decreased by $50,000 to remove the accounting entries originally recording the conversion features as a beneficial conversion feature (that was immediately expensed).

3)	An embedded derivative expense was recognized for $15,321 from the initial recording of the convertible debt based upon guidance of ASC 815-15.

Statement of Operations

	For the Three Months Ended September 30, 2011
	As Previously Reported		As Restated
	(Unaudited)	Adjustments	(Unaudited)
Total Net Revenue	$5,256	$-	$5,256
Total Cost of Sales	(3,216)	-	(3,216)
Gross Profit	2,040	-	2,040
Operating Expenses:
Selling, General and Administrative Expenses	23,298	-	23,298
Amortization and Depreciation Expenses	12,719	-	12,719
Professional Fees	33,842	-	33,842
Marketing and Advertising Expense	103,702	-	103,702
Research and Development	2,130	-	2,130
Salaries	18,268	-	18,268
Officers’ Salaries	48,000	-	48,000
Total Operating Expenses	241,959	-	241,959
Loss from Operations	(239,919)	-	(239,919)
Other Income/(Expense)
Interest Expense	(97,101)	(19,944)	(117,045)
Gain/(Loss) on Derivative Liability	(61,842)	(7,373)	(69,215)
Net Loss from Operations	$(398,862)	$(27,317)	$(426,179)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statement of Cash Flows for the three months ended September 30, 2011.

1)	Net Loss from operations increased by $27,317 due to adjustments to the Statements of Operations listed above.
2)	An increase to noncash adjustments from operating activities was recognized from the amortization of debt discount of the Asher Enterprises convertible debt.

	For the Three Months Ended September 30, 2011
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)
Cash Flows From Operating Activities
Net Loss	$(398,862)	$(27,317)	$(426,179)
Adjustments to reconcile net income to net cash provided
by operating activities:
Stock issued for services	7,500	-	7,500
Depreciation	584	-	584
Amortization	12,134	-	12,134
Accretion on discount on convertible bond	34,167	-	34,167
Beneficial conversion feature	50,000	(50,000)	-
Accretion on discount on Asher notes	-	69,944	69,944
(Gain)/loss on derivative liability	61,842	7,373	69,215
Changes in Operating assets and liabilities:
Accounts receivable	61	-	61
Inventory	(20,962)	-	(20,962)
Prepaid expenses	(15,407)	-	(15,407)
Accounts Payable	64,418	-	64,418
Accrued wages – Officers	19,017	-	19,017
Accrued expenses	3,863	-	3,863
Net cash provided by operating activities	(181,645)	-	(181,645)
Net cash used in investing activities	(2,570)	-	(2,570)
Cash Flows From Financing Activities:
Convertible note borrowings	50,000	-	50,000
Proceeds from sale of stock	95,000	-	95,000
Net cash provided by financing activities	145,000	-	145,000
Net increase in cash and cash equivalents	(39,215)	-	(39,215)
Cash and cash equivalents, beginning of the year	93,879	-	93,879
Cash and cash equivalents, end of the year	$54,664	$-	$54,664

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

Changes to the balance sheet – December 31, 2011

The following table indicates the adjustments that were made to the balance sheet as a result of the corrections for the convertible debt bifurcation.

The embedded derivative is included in current liabilities based upon the December 31, 2011 value. The Company failed to bifurcate the convertible debt agreements issued to Asher Enterprises, Inc. The above referenced agreement contains an embedded derivative that requires valuation as an embedded derivative liability on the balance sheet.  The embedded derivative was valued under the guidance of ASC 815-15.  The adjustments due to recording the debt discount associated with the derivative liability are also indicated in the below table.

	December 31, 2011
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)
LIABILITIES
Accounts Payable	$126,442	$-	$126,442
Accrued Wages – Officers	141,522	-	141,522
Accrued Expenses	4,937	-	4,937
Short-term Convertible Note, net of discount	125,000	(84,944)	40,056
Convertible Bond Payable	381,176	-	381,176
Derivative Liability – Warrants	268,948	-	268,948
Derivative Liability – Convertible Debt	-	160,409	160,409
Total Liabilities	$1,048,025	$75,465	$1,123,490
STOCKHOLDERS' DEFICIT
Undesignated Shares
Common Stock	$21,559	$-	$21,559
Additional Paid In Capital	3,943,087	(33,122)	3,909,965
Accumulated Deficit	(4,385,140)	(42,343)	(4,427,483)
Total Stockholders' Deficit	$(420,494)	$(75,465)	$(495,959)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statements of Operations for the six months ended December 31, 2011.

1)
Other income was increased by $60,918 as a result of the gain in fair value from the embedded derivative. This gain is based upon guidance of ASC 815-15, and the fair value of the derivative liability was determined as of December 31, 2011.

2)
Interest expense was increased by $143,708 as a result of the amortization of the debt discount related to the convertible debt agreements, and interest expense was decreased by $121,190 to remove the accounting entries originally recording the conversion features as a beneficial conversion feature (that was immediately expensed).

3)	An embedded derivative expense was recognized for $36,161 from the initial recording of the convertible debt based upon guidance of ASC 815-15.

Statement of Operations

	For the Six Months Ended December 31, 2011
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)

Total Net Revenue	$613,931	$-	$613,931
Total Cost of Sales	(121,311)	-	(121,311)
Gross Profit	492,620	-	492,620
Operating Expenses
Selling, General and Administrative Expenses	66,584	-	66,584
Amortization and Depreciation Expenses	25,494	-	25,494
Professional Fees	158,988	-	158,988
Marketing and Advertising Expense	268,647	-	268,647
Research and Development	2,247	-	2,247
Salaries	36,803	-	36,803
Officers’ Salaries	156,000	-	156,000
Total Operating Expenses	714,763	-	714,763
Loss from Operations	(222,143)	-	(222,143)
Other Income/(Expense)
Interest Expense	(215,356)	(22,518)	(237,874)
Loss on Disposal of Assets	(302)	-	(302)
Gain/(Loss) on Derivative Liability	136,495	(38,400)	98,095
Net Loss from Operations	$(301,306)	$(60,918)	$(362,224)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statement of Cash Flows for the six months ended December 31, 2011.

1)	Net Loss from operations decreased by $60,918 due to adjustments to the Statements of Operations listed above.
2)	An increase to noncash adjustments from operating activities was recognized from the amortization of debt discount of the Asher Enterprises convertible debt.

	For the Six Months Ended December 31, 2011
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)

Cash Flows From Operating Activities
Net Loss	$(301,306)	$(60,918)	$(362,224)
Adjustments to reconcile net income to net cash provided
by operating activities:
Stock issued for services	48,883	-	48,883
Depreciation	1,160	-	1,160
Amortization	24,334	-	24,334
Warrants issued for services	120,000	-	120,000
Accretion on discount on convertible bond	68,333	-	68,333
Beneficial conversion feature	121,190	(121,190)	-
Accretion on discount on Asher notes	-	143,708	143,708
(Gain)/loss on derivative liability	(136,495)	38,400	(98,095)
Loss on Disposal of Assets	302	-	302
Changes in Operating assets and liabilities:
Accounts receivable	316	-	316
Inventory	(33,160)	-	(33,160)
Prepaid expenses	(38,441)	-	(38,441)
Accounts Payable	10,378	-	10,378
Accrued wages – Officers	19,017	-	19,017
Accrued expenses	(5,631)	-	(5,631)
Net cash provided by operating activities	(101,120)	-	(101,120)
Net cash used in investing activities	(16,576)	-	(16,576)
Cash Flows From Financing Activities:
Convertible note borrowings	125,000	-	125,000
Proceeds from sale of stock	154,500	-	154,500
Net cash provided by financing activities	279,500	-	279,500
Net increase in cash and cash equivalents	161,804	-	161,804
Cash and cash equivalents, beginning of the year	93,879	-	93,879
Cash and cash equivalents, end of the year	$255,683	$-	$255,683

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

Changes to the balance sheet – March 31, 2012

The following table indicates the adjustments that were made to the balance sheet as a result of the corrections for the convertible debt bifurcation.

The embedded derivative is included in current liabilities based upon the March 31, 2012 value. The Company failed to bifurcate the convertible debt agreements issued to Asher Enterprises, Inc.  The adjustments due to recording the debt discount associated with the derivative liability are also indicated in the below table.

	March 31 2012
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)
LIABILITIES
Accounts Payable	$167,541	$-	$167,541
Accrued Wages – Officers	119,336	-	119,336
Accrued Expenses	29,742	-	29,742
Short-term Convertible Note, net of discount	128,000	(75,315)	52,685
Convertible Bond Payable	415,343	-	415,343
Derivative Liability – Warrants	201,220	-	201,220
Derivative Liability – Convertible Debt	-	166,256	166,256
Total Liabilities	$1,061,182	$90,941	$1,152,123
STOCKHOLDERS' DEFICIT
Undesignated Shares
Common Stock	$22,697	$-	$22,697
Additional Paid In Capital	4,448,283	(27,546)	4,420,737
Accumulated Deficit	(5,049,951)	(63,395)	(5,113,346)
Total Stockholders' Deficit	$(578,971)	$(90,941)	$(669,912)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statements of Operations for the nine months ended March 31, 2012.

1)
Other income was decreased by $81,970 as a result of the gain in fair value from the embedded derivative. This gain is based upon guidance of ASC 815-15, and the fair value of the derivative liability was determined as of March 31, 2012.

2)
Interest expense was increased by $206,338 as a result of the amortization of the debt discount related to the convertible debt agreements, and interest expense was decreased by $174,190 to remove the accounting entries originally recording the conversion features as a beneficial conversion feature (that was immediately expensed).

3)	An embedded derivative expense was recognized for $56,550 from the initial recording of the convertible debt based upon guidance of ASC 815-15.

Statement of Operations

	For the Nine Months Ended March 31, 2012
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)

Total Net Revenue	$757,815	$-	$757,815
Total Cost of Sales	(171,039)	-	(171,039)
Gross Profit	586,776	-	586,776
Operating Expenses:
Selling, General and Administrative Expenses	120,041	-	120,041
Amortization and Depreciation Expenses	38,470	-	38,470
Professional Fees	535,943	-	535,943
Marketing and Advertising Expense	374,584	-	374,584
Research and Development	17,409	-	17,409
Salaries	48,192	-	48,192
Officers’ Salaries	306,384	-	306,384
Total Operating Expenses	1,441,023	-	1,441,023
Loss from Operations	(854,247)	-	(854,247)
Other Income/(Expense)
Interest Expense	(315,791)	(32,148)	(347,939)
Loss on Disposal of Assets	(302)	-	(302)
Gain/(Loss) on Derivative Liability	204,223	(49,822)	154,401
Net Loss from Operations	$(966,117)	$(81,970)	$(1,048,087)

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

H.	RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

The following table indicates the adjustments that were made to the Statement of Cash Flows for the nine months ended March 31, 2012.

1)	Net Loss from operations increased by $81,970 due to adjustments to the Statements of Operations listed above.
2)	An increase to noncash adjustments from operating activities was recognized from the amortization of debt discount of the Asher Enterprises convertible debt.

	For the Nine Months Ended March 31, 2012
	As Previously Reported (Unaudited)	Adjustments	As Restated (Unaudited)
Cash Flows From Operating Activities
Net Loss	$(966,117)	$(81,970)	$(1,048,087)
Adjustments to reconcile net income to net cash
provided by operating activities:
Stock issued for services	139,720	-	139,720
Depreciation	1,731	-	1,731
Amortization	36,738	-	36,738
Warrants on convertible bonds	322,500	-	322,500
Accretion on discount on convertible bond	102,500	-	102,500
Beneficial conversion feature	174,190	(174,190)	-
Accretion on discount on Asher notes		206,338	206,338
(Gain)/loss on derivative liability	(204,223)	49,822	(154,401)
Loss on Disposal of Assets	302	-	302
Changes in Operating assets and liabilities:
Accounts receivable	(1,279)	-	(1,279)
Inventory	(87,081)	-	(87,081)
Prepaid expenses	(56,274)	-	(56,274)
Accounts Payable	51,477	-	51,477
Accrued wages – Officers	(3,169)	-	(3,169)
Accrued expenses	21,173	-	21,173
Net cash provided by operating activities	(467,812)	-	(467,812)
Net cash used in investing activities	(16,807)	-	(16,807)
Cash Flows From Financing Activities:
Convertible note borrowings	178,000	-	178,000
Proceeds from sale of stock	262,498	-	262,498
Net cash provided by financing activities	440,498	-	440,498
Net increase in cash and cash equivalents	(44,121)	-	(44,121)
Cash and cash equivalents, beginning of the year	93,879	-	93,879
Cash and cash equivalents, end of the year	$49,758	$-	$49,758

PURAMED BIOSCIENCE, INC.

Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

I.	SUBSEQUENT EVENTS

During the time from July thru September 2012, the Company sold 430,000 shares of restricted common stock for $64,500, to four private investors at a rate of $0.15 per share.

On July 17, 2012, the Company filed an 8-K announcing its entry into a material definitive agreement with TCA Global Credit Master Fund, LP related to a $350,000 promissory note.  The Security Agreement grants to TCA a continuing, first priority security until such time as the note is repaid.

In August 2012, an outstanding convertible note payable for $53,000 was fully converted into 716,184 shares of common stock. The interest of $2,120 for the note was converted to 34,641 shares of common stock.

On August 17, 2012, the Company issued a convertible note payable for $172,500. The note has an annual interest rate of 8% which accrues monthly and matures on August 17, 2013. The note is convertible into shares of common stock at $.15 per share.

On September 6, 2012, the Company issued a convertible note payable for $32,500. The note has an annual interest rate of 8% which accrues monthly and matures on May 5, 2013.

CONDENSED FINANCIAL STATEMENTS
PURAMED BIOSCIENCE, INC.
Condensed Balance Sheets

	September 30,	June 30,
	2012	2012
	(unaudited)
ASSETS

Current Assets
Cash	$33,484	$562
Accounts Receivable	265	3,370
Inventory	205,659	168,631
Prepaid Expenses	28,732	36,856
Total Current Assets	268,140	209,419

Property and Equipment
Computer Software	2,483	2,483
Computer Hardware	5,338	5,338
Equipment	2,136	2,136
Accumulated Depreciation	(3,377)	(2,805)
Net Property and Equipment	6,580	7,152

Other Assets
PuraMed Bioscience Products, net of accumulated
amortization of $262,414 and $250,413, respectively	73,618	85,619
Trademarks, net of amortization of $1,544 and $1,139, respectively	14,593	14,998
Patent	84,341	83,277
Total Other Assets	172,552	183,894

Total Assets	$447,272	$400,465

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$347,779	$359,785
Accrued Wages - Officers	182,928	155,628
Accrued Expenses	20,173	25,555
Short-term Convertible Note, net of discount	320,627	43,941
Convertible Bond Payable, net of discount	483,676	449,510
Derivative Liability - Warrants	112,540	229,461
Derivative Liability - Convertible Debt	526,021	202,844
Total Current Liabilities	1,993,744	1,466,724

Total Liabilities	1,993,744	1,466,724

Commitments and Contingencies

Stockholders' Deficit
Undesignated shares, 5,000,000 shares authorized, none issued
Common Stock, $.001 par value, 45,000,000 shares
authorized, 25,693,312 shares and 24,033,320 shares issued
and outstanding, respectively	25,693	24,033
Additional Paid in Capital	4,995,127	4,696,336
Deficit Accumulated	(6,567,292)	(5,786,628)

Total Stockholders' Deficit	(1,546,472)	(1,066,259)

Total Liabilities and Stockholders' Deficit	$447,272	$400,465

See accompanying notes to condensed financial statements.

PURAMED BIOSCIENCE, INC.
Unaudited Condensed Statements of Operations

	Three Months Ended
	September 30, 2012	September 30, 2011 (restated)

Net Revenues	$27,534	$5,256

Cost of Sales	13,043	3,216

Gross Profit	14,491	2,040

Operating Expenses
Selling, General and Administrative Expenses	55,551	23,298
Amortization and Depreciation Expense	12,976	12,719
Professional Fees	160,329	33,842
Marketing and Advertising Expense	247,511	103,702
Research and Development	14,600	2,130
Salaries	7,260	18,268
Officer's Salaries	77,358	48,000

Total Operating Expenses	575,585	241,959

Loss from Operations	(561,094)	(239,919)

Other Expense
Interest Expense	149,333	117,045
Loss on Derivative Liability	70,237	69,215

Other Expense	219,570	186,260

Net Loss	$(780,664)	$(426,179)

Loss per Common Share - Basic
and Diluted	$(0.03)	$(0.02)

Weighted Average Common Shares
Outstanding - Basic and Diluted	24,886,866	19,827,469

See accompanying notes to condensed financial statements.

PURAMED BIOSCIENCE, INC.
Unaudited Condensed Statements of Cash Flows

	Three Months Ended
	September 30, 2012	September 30, 2011 (Restated)

Cash flows from operating activities
Net loss	$(780,664)	$(426,179)

Changes in non cash working capital items:
Stock issued for services	14,375	7,500
Depreciation	572	584
Amortization	12,406	12,134
Accretion on discount on convertible bond	34,166	34,167
Accretion on discount on convertible notes	80,311	69,944
Day-one loss on derivative liability	145,716	-
Loss on derivative liability	(75,479)	69,215
Changes in Operating assets and liabilities:
Accounts receivable	3,105	61
Inventory	(37,028)	(20,962)
Prepaid expenses	8,124	(15,407)
Accounts payable	(12,006)	64,418
Accrued wages - Officers	27,300	19,017
Accrued expenses	(3,262)	3,863

Net cash used for operating activities	(582,364)	(181,645)

Cash flows from investing activities
Patent acquisition costs	(1,064)	(2,570)

Cash flows from financing activities
Proceeds from notes	555,000	50,000
Proceeds from sale of stock and warrants,
net of issuance costs	61,350	95,000

Net cash provided by financing activities	616,350	145,000

Net increase (decrease) in cash	32,922	(39,215)

Cash at beginning of the period	562	93,879

Cash at end of the period	$33,484	$54,664

Supplemental disclosures of noncash investing and financing activities and other cash flow information:
Short-term debt converted to common stock	$55,120	$78,000
Retirement of derivative liability - convertible debt	68,981	-
Issuance of derivative liability - convertible debt	205,000	-
Interest paid with cash	32,068	10,250

See accompanying notes to condensed financial statements.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements

A.	Basis of Presentation

The condensed balance sheets as of September 30, 2012 and June 30, 2012, the condensed statements of operations for the three month periods ended September 30, 2012 and 2011 and the condensed statements of cash flows for the three month periods ended September 30, 2012 and 2011 have been prepared by PuraMed BioScience, Inc. (the "Company") without audit.  In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 2012 and the results of operations and cash flows for the three month periods ended September 30, 2012 and 2011 presented herein have been made.

The Company has restated the September 30, 2011 financial statements in order to bifurcate the convertible debt agreements issued to Asher Enterprises, Inc.  The adjustments are detailed in the June 30, 2012 Form 10-K, issued on October 12, 2012.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with the United States generally accepted accounting principles have been condensed or omitted.  These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the fiscal year ended June 30, 2012 included in the Annual Report on Form 10-K of the Company filed with the SEC on October 12, 2012.

B.	Going Concern

As of September 30, 2012, the Company had negative working capital and minimal funds needed to accomplish its planned business strategy or support its projected expenses. The Company plans to obtain the needed working capital primarily through sales of its common stock, which there is no assurance it will be able to accomplish. If the Company cannot obtain substantial working capital through common stock sales or other sources (if any), it will be forced to curtail its planned business operations. If the Company is unable to obtain additional financing, its ability to continue as a going concern is doubtful.

C.	Accounting Policies

Loss per common share – Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per common share assumes the exercise of stock options and warrants using the treasury stock method, if dilutive. Potentially dilutive shares were not included in the calculation of diluted shares, as their effect would have been antidilutive.

Product Amortization – PuraMed BioScience® products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how, trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated useful life of seven years.

Trademark Amortization – PuraMed BioScience® trademarks consist of the legal costs associated with registering our LipiGesic® and PuraMed BioScience® trademarks.  As these trademarks have been approved, they are being amortized on a straight-line basis over an estimated useful life of ten years.

Fair Value Measurements

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1 Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2 Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

Level 3 Unobservable inputs that are used when little or no market data is available, which require the Company to develop its own assumptions about how market participants would value the assets or liabilities.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements

C.	Accounting Policies (continued)

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosure each quarter. Assets and liabilities measured at fair value on a recurring basis as of September 30, 2012 and June 30, 2012 are summarized as follows:

	Fair Value as of September 30, 2012
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liability - Warrants	$-	$-	$112,540	$112,540
Derivative Liability – Convertible Debt	-	-	526,021	526,021
Total	$-	$-	$638,561	$638,561

	Fair Value as of June 30, 2012
	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liability - Warrants	$-	$-	$229,461	$229,461
Derivative Liability – Convertible Debt	-	-	202,844	202,844
Total	$-	$-	$432,305	$432,305

Recently Enacted Accounting Standards

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards (ASC) Update No. 2012-04 – Technical Corrections and Improvements.  In August 2012, FASB issued ASC Update No. 2012-03 – Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22.  In July 2012, FASB issued Update No. 2012-02 – Intangibles – Goodwill and Other (Topic 350), testing Indefinite-Lived Intangible Assets for Impairment.

The Company has considered these and other recent accounting pronouncements of which the Company is aware, and the Company believes their adoption has not had, and will not have, any material impact on our financial position or results of operations.

D.	Inventory

Inventory consists of raw materials and finished goods.  Raw materials are the components, including boxes, inserts, liquid medicine and packaging materials that have not been combined into the final product, ready for sale.  Finished goods are the final product, available for sale.  The raw materials inventory will be assembled and placed in finished goods inventory when that amount is significantly reduced. Due to the lack of degradation of the material, no adjustment for obsolescence is necessary.  The following is inventory as of September 30, 2012 and June 30, 2012:

	September 30, 2012	June 30, 2012
Raw Materials	$30,975	$60,162
Finished Goods	174,684	108,469
Total Inventory	$205,659	$168,631

E.	Notes Payable Transactions

During the fiscal quarter ended September 30, 2012, the Company entered into a material definitive agreement with TCA Global Credit Master Fund, LP, with a promissory note in the amount of $350,000.  Interest is due and payable each month at a rate of 12%.  The note has a cross default clause and has a continuing, first priority security until such time as the note is repaid. This note is convertible (at 95% of the market value of the Company’s common stock) only upon default. No derivative has been recorded because the value is nominal.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements

E.	Notes Payable Transactions (continued)

On July 11 2012, the Company finalized a committed equity facility with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), whereby the parties entered into (i) a committed equity facility agreement and (ii) a registration rights agreement.  Pursuant to the terms of the Equity Agreement, for a period of twenty-four (24) months commencing on the date of effectiveness of the Registration Statement (as defined below), TCA committed to purchase up to $2,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to Advances (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Equity Agreement is equal to ninety-five percent (95%) of the lowest daily volume weighted average price of PuraMed BioScience’s common stock during the five (5) consecutive trading days after the Company delivers to TCA an Advance Notice in writing requiring TCA to advance funds to PuraMed BioScience, subject to the terms of the Equity Agreement. The Registrable Securities include (i) the Shares; and (ii) any securities issued or issuable with respect to the Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As further consideration for TCA entering into and structuring the Equity Facility, PuraMed BioScience paid to TCA a fee by issuing to TCA shares of PuraMed BioScience’s common stock that equal a dollar amount of $115,000 (the “Facility Fee Shares”). It is the intention of the Company and TCA that the value of the Facility Fee Shares shall equal $115,000. In the event the value of the Facility Fee Shares issued to TCA does not equal $115,000 after a one year evaluation date, the Equity Agreement provides for an adjustment provision allowing for necessary action (either the issuance of additional shares to TCA or the return of shares previously issued to TCA to PuraMed BioScience’s treasury) to adjust the number of Facility Fee Shares issued. The Company also entered into the Registration Rights Agreement with TCA. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement with the U.S. Securities and Exchange Commission “SEC” to cover the Registrable Securities within 45 days of closing. PuraMed BioScience must use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC by a date that is no later than 180 days following closing.

In connection with the issuance of 479,167 shares for the $115,000 facility fee as described above, the Company recorded said amount within debt discount as financing costs in the accompanying balance sheet as of September 30, 2012, along with the Convertible Note described below.  Because these costs were to access the Equity Facility, earned by TCA regardless of the Company drawing on the Equity Facility, and not part of a funding, they are treated akin to debt costs. The debt financing costs related to the Equity Facility will be amortized over one (1) year on a straight-line basis. The Company believes this accelerated amortization, which is less than the two year Equity Facility term, is appropriate based on substantial doubt about the Company’s ability to continue as a going concern. Amortization of the debt financing costs during the quarter ended September 30, 2012 was $14,375, and is recorded as a promotional expense.

During the fiscal quarter ended September 30, 2012, the Company issued a convertible note payable in the amount of $172,500 to Tonaquint.  The interest of 8% accrues for six months and the note matures on September 6, 2013.  The note is convertible at $0.15 per share, which is adjusted down to the price of any subsequent issuance of common stock if the issuance is less than $0.15 per share.  Warrants, convertible at $0.30 per share, were issued with this note and it has a cross default clause.  The number of shares of common stock upon exercise of the warrant is equal to $129,375 divided by 60% of the market price of the Company’s common stock.  The terms of the conversion option and the warrant require liability classification.  The Company is required to carry these liabilities on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations.  The Company values the liabilities using a binomial option-pricing model.  The following assumptions were used for the note: market price of $0.1095, exercise price of $0.15, term of one year, discount rate of 0.18%, a dividend rate of 0% and volatility of 225%.  The following assumptions were used for the warrants: market price of $0.1095, exercise price of $0.15, term of five years, discount rate of 0.18%, a dividend rate of 0% and volatility of 313%.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements

E.	Notes Payable Transactions (continued)

During the fiscal quarter ended September 30, 2012 and the fiscal year ended June 30, 2012; the Company has issued various 8% secured convertible notes (the Asher Notes). The Company has bifurcated the convertible debt agreements according to the guidance provided by ASC 815-15-25.  The principal and accrued interest for these notes is payable nine months after issuance, or such earlier date as defined in the agreement.  The notes are convertible by the holder at any time after the issue date and by the Company at any time after issue with conversion periods as defined in the agreement.  The notes are convertible into shares of the Company’s common stock at a price of 50% of the average of the three lowest closing bid prices of the stock during the ten trading day period ending one day prior to the date of conversion.  The holder is not entitled to convert any portion of the Asher Notes to the extent that the shares to be issued in connection therewith would cause the holder’s beneficial ownership of the Company’s common stock to exceed 4.99% of the outstanding shares of the Company’s common stock.  Because of the operation of the floating conversion price and the holder’s ability to convert as described above, the Company is unable to determine at any time that number of shares into which the Asher Notes are convertible.

The Asher Notes contain customary representations and warranties, customary affirmative and negative covenants, customary anti-dilution provisions, and customary events of default that accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Asher Notes.  A default on the Asher Notes could lead to certain penalties, including an obligation to (a) pay all of the following, plus an additional 50% of (i) default interest, (ii) other monetary penalties, and (iii) the outstanding balance on the Asher Notes.

The holder is entitled to have all shares issued upon conversion listed upon each national securities exchange or other automated quotation system, if any, upon which shares of the Company’s common stock are then listed.

The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations.  The Company values the embedded derivative using a binomial option-pricing model.

A binomial option-pricing model was used to value the derivative liability with the following inputs:


Stock Price – The Stock Price was based on the closing price of the Company’s common stock on the valuation date.  The valuation date can either be the date of issuance of the convertible debt note or the last day of a reporting period (the Valuation Date).  Stock prices on Valuation Dates ranged from $0.1044 to $0.1550.

	Variable Conversion Price – The variable conversion price was based on 50% of the average of the three lowest stock bid prices out of the last 10 trading days prior to the Valuation Date.
	Time to Maturity – The time to maturity was determined based on the length of time between the Valuation Date and the maturity of the debt.

Risk Free Rate – The risk free rate was based on the US treasury note rate as of the Valuation Dates with term commensurate with the remaining term of the debt.  The risk free rates used ranged between .12% and .72%.

	Volatility – The volatility was based on the historical volatility of the Company, using a time period to calculate volatility commensurate with the Time to Maturity.

PURAMED BIOSCIENCE, INC.
Notes to Condensed Unaudited Financial Statements

F.	Stockholders’ Deficit

Common Stock for Services

During the three months ended September 30, 2012, the Company issued a total of 479,167 common shares to TCA as financing commitment shares, valued at a total cost of $115,000, based on the common stock trading price on August 20, 2012 of $0.24 per share.  The Company recorded said amount within debt discount as financing costs in the accompanying balance sheet as of September 30, 2012.

During the three months ended September 30, 2012, the Company issued a total of 34,641 common shares in payment for interest due on a convertible note.  The shares were valued at $0.0612 per share.

Equity Securities for Cash

During the quarter ended September 30, 2012, the Company sold 430,000 shares of restricted common stock for $64,500, to four private investors at a rate of $0.15 per share.

G.	Subsequent Events

On October 29, 2012 (the "Agreement  Date"), the Company entered into a Consulting Agreement (the "Agreement") with Mr. Richard Berman (the “Consultant”) whose principal place of business is in New York, NY pursuant to which, in exchange for $50,000 in cash and 2,400,000 shares of the Company’s restricted common stock has agreed to act as a Financial Consultant for the Company and lend his considerable experience and industry contacts in the areas of Investment Capital Acquisition, Investor Relations, Public Relations and Financial Strategy for a term of three years beginning on the Agreement Date.

The Company can terminate the Agreement at any time during the initial 12 months if it so chooses for any reason.  If the Company decides to terminate the Agreement during the first 12 months, the Consultant agrees to return 50% of the shares or 1,200,000 shares.  If the Company chooses to continue the Agreement for the full three-year term the Consultant will retain the 2,400,000 shares.

7,000,000 Shares of
Common Stock

PROSPECTUS

Dealer Prospectus Delivery Obligation

Until ________, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that which is set forth in this prospectus.  We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.  Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

____, 2013

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$81.64
Accounting fees and expenses	5,500	*
Legal fees and expenses*	6,000	*
Miscellaneous	800	*
Total	$12,356.23	*
* Estimated

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the U.S. Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Recent Sales of Unregistered Securities

During August to October 2010, pursuant to the S-1 Registration, the Company sold a total of 174,760 shares of common stock at prices ranging from $0.41 to $0.74 per share, for total proceeds of $90,000 to Lincoln Park Capital, LLC.  In addition 2,754 shares, in the amount of $1,492, were provided to Lincoln Park Capital, LLC as financing commitment shares. This leaves 1,475,240 registered shares as of June 30, 2011 available for future sales pursuant to the effective S-1 Registration Statement.

During the fiscal year ended June 30, 2012, pursuant to the S-1 Registration, the Company sold a total of 767,287 shares of common stock at prices ranging from $0.25 to $0.293 per share, for total proceeds of $200,000 to Lincoln Park Capital, LLC.  In addition, 6,120 shares, in the amount of $1,602, were issued to Lincoln Park Capital, LLC as commitment shares. This left 707,953 registered shares available as of June 30, 2012 for future sales pursuant to the S-1 Registration Statement; however, the Company has made no additional sales and anticipates that no further sales will be made under the Lincoln Park Capital Agreement, which expires in October 2012.

During the year ended June 30, 2011, the Company issued a total of 86,667 common shares to accredited or qualified investors in isolated transactions for a total amount of $13,000 at $0.15 per share.

During the year ended June 30, 2011, the Company sold 244,000 shares of restricted common stock with warrants for $36,600, $24,400 for stock and $12,200 for the warrants, to accredited or qualified investors in isolated transactions, at prices ranging from $0.30 to $0.50 per unit, of which there are two shares and one warrant per unit.

During the year ended June 30, 2011, the Company sold 1,321,000 shares of restricted common stock with warrants for $330,250, to thirty-three private investors at a rate of $0.50 per unit, of which there are two shares and one warrant per unit.  In accordance with guidance in ASC 815-40-25-1 and ASC 815-40-25-8, the Company has determined the warrants issued have net cash settlement provisions that require classification as derivative liabilities rather than permanent equity. In accordance with such accounting rules, derivative instruments are recorded at fair value and marked-to-market each period until they are exercised or expire, with any change in the fair value charged or credited to income each period. Because these warrants do not trade in an active securities market, their fair value was estimated using a binomial option-pricing model.

During the fiscal year ended June 30, 2012, the Company sold 380,000 shares of restricted common stock with 190,000 warrants for $95,000, to four private investors at a rate of $0.50 per unit, of which there are two shares and one warrant per unit.  In accordance with guidance in ASC 815-40-25-1 and ASC 815-40-25-8, the Company has determined the warrants issued have net cash settlement provisions that require classification as derivative liabilities rather than permanent equity. In accordance with such accounting rules, derivative instruments are recorded at fair value and marked-to-market each period until they are exercised or expire, with any change in the fair value charged or credited to income each period. Because these warrants do not trade in an active securities market, their fair value was estimated using a binomial option-pricing model.

During the quarter ended September 30, 2012, the Company sold 430,000 shares of restricted common stock for $64,500, to four private investors at a rate of $0.15 per share.

EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation as amended November 12, 2007 (incorporated by reference to the Company’s Annual Report Form 10-K filing on September 28, 2010).

3.2	Bylaws of the Company (incorporated by reference to the Company’s Annual Registration Report on Form 10-SB for the year ended June 30, 2007).

5.1	Legal Opinion of Lucosky Brookman LLP *

10.1	Distribution Agreement for Spin-Off (incorporated by reference to the Company’s Form 8-K filing of parent Dotronix Inc. on March 20, 2007).

10.2
Common Stock Purchase Agreement dated May 24, 2010 with Lincoln Park Capital Fund, LLC with respect to the S-1 Stock filing (incorporated by reference to the Company’s Form 8-K filing on May 28, 2010).

10.3	Registration Rights Agreement dated May 24, 2010 with Lincoln Park Capital Fund, LLC with respect to the S-1 Stock filing (incorporated by reference to the Company’s Form 8-K filing on May 28, 2010).

10.4	Warrant dated May 24, 2010 issued by Company to Lincoln Park Capital Fund, LLC (incorporated by reference to the Company’s Form 8-K filing on May 28, 2010).

10.5
Committed Equity Facility Agreement, dated June 29, 2012, by and between PuraMed Bioscience Inc. and TCA Global Credit Master Fund LP (incorporated by reference to the Company’s Form 8-K filing on July 17, 2012)

10.6
Registration Rights Agreement, dated June 29, 2012, by and between PuraMed Bioscience Inc. and TCA Global Credit Master Fund LP (incorporated by reference to the Company’s Form 8-K filing on July 17, 2012)

16.1	Form of Dismissal Letter from Child, Van Wagoner & Bradshaw, PLLC (incorporated by reference to the Company’s Form 8-K filing on July 13, 2012)

23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC*

23.2	Consent of Tanner LLC*

23.3	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
_____________
* filed herewith

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Schofield, Wisconsin, on  February 11,  2013.

PURAMED BIOSCIENCE INC.

By:	/s/ Russell W. Mitchell
Name: Russell W. Mitchell
Title: Chief Executive Officer (Principal Executive Officer)

By:	/s/ Sue Baacke
Name: Sue Baacke
Title: Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Russell W. Mitchell	Chief Executive Officer (Principal Executive Officer),	February 11, 2013
Russell W. Mitchell	Chairman of the Board of Directors

/s/ Sue Baacke	Chief Financial Officer (Principal Financial Officer)	February 11, 2013
Sue Baacke	(Principal Accounting Officer)